As filed with the Securities and Exchange Commission on April 27, 2000
                           Registration No. 333-57931

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TUMBLEWEED, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                     5812                      61-1327945
(State or Other Jurisdiction   (Primary Standard            (I.R.S. Employer
   of Incorporation or       Industrial Classification    Identification Number)
       Organization)               Code Number)



                              1900 MELLWOOD AVENUE
                           LOUISVILLE, KENTUCKY 40206
                                 (502) 893-0323
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)



                               GREGORY A. COMPTON
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              1900 MELLWOOD AVENUE
                           LOUISVILLE, KENTUCKY 40206
                                 (502) 893-0323
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For service)
                                  ------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box effective registration statement for the same offering. / /

                                  ------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                  ------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  ------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                               [TUMBLEWEED LOGO]



                        5,105,000 SHARES OF COMMON STOCK

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.

                       -----------------------------------

         The selling shareholders identified on pages 45-49 of this Prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on pages 49-50. We will not receive any portion of the proceeds from the sale of these shares.

         Tumbleweed, Inc.'s common stock is quoted on the Nasdaq National Market under the symbol TWED.

         On March 31, 2000, the last sale price of the common stock on the Nasdaq National Market was $6.25 per share.



================================================================================
                                      Underwriting Discounts     Proceeds to
                   Price to Public   and Agent's Commissions   Tumbleweed, Inc.
---------------- ------------------- ------------------------ ------------------
---------------- ------------------- ------------------------ ------------------
Total               See text above         See text above        See text above
---------------- ------------------- ------------------------ ------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                  The date of this Prospectus is April 27, 2000

TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................5
HISTORY AND REORGANIZATION.....................................................9
RISK FACTORS..................................................................10
FORWARD-LOOKING STATEMENTS....................................................15
USE OF PROCEEDS...............................................................15
DIVIDEND POLICY...............................................................15
CAPITALIZATION................................................................15
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ........15
SELECTED FINANCIAL DATA.......................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................19
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE........25
BUSINESS......................................................................25
MANAGEMENT....................................................................35
EXECUTIVE COMPENSATION........................................................37
CERTAIN TRANSACTIONS..........................................................40
LEASES WITH RELATED PARTIES...................................................40
OTHER RELATED PARTY TRANSACTIONS..............................................41
PRINCIPAL STOCKHOLDERS........................................................43
SELLING SHAREHOLDERS..........................................................45
PLAN OF DISTRIBUTION..........................................................49
DESCRIPTION OF SECURITIES.....................................................50
SHARES ELIGIBLE FOR FUTURE SALE...............................................52
EXPERTS.......................................................................52
EXHIBITS......................................................................52
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....................................54

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully.

         Tumbleweed, LLC, which owned and conducted the Tumbleweed business, was merged into Tumbleweed, Inc. on January 1, 1999. If we refer to a time before the merger, this includes Tumbleweed, LLC.
Otherwise, this prospectus will reflect:

o       that the merger was completed;
o that the members' interests in Tumbleweed, LLC were converted into a total 5,105,000 shares of our common stock; and
o       that we sold   776,630  shares  of common  stock in our  initial  public
        offering.

1.  What do we do?

         We own, franchise or license 58 Tumbleweed(R) Southwest Mesquite Grill & Bar restaurants.

         o We own and operate 29 Tumbleweed restaurants in Kentucky, Indiana and Ohio.
         o Our franchisees own and operate 22 Tumbleweed restaurants in Kentucky, Indiana, Illinois,Tennessee, Wisconsin, Michigan and West Virginia.
         o We license seven restaurants outside the United States in Germany, Jordan, Saudi Arabia, Egypt and England.
         o We and our franchisees expect to open a total of five company-owned restaurants and ten franchised restaurants during 2000.
         o Our restaurants are usually open seven days a week for lunch and dinner (except for certain holidays) and generally offer a full service bar.
         o Our same store sales increased 5.2% in 1997 versus 1996, 1.5% in 1998 versus 1997, and 1.3% in 1999 versus 1998.
         o For 1999, the average check at a full-service Tumbleweed restaurant, including beverages, was approximately $8.20 for lunch and $10.33 for dinner.

2. What do we feature?

         Tumbleweed restaurants feature sophisticated Tex-Mex and mesquite grilled food served in a casual dining atmosphere evoking the American Southwest. Our menu offers both distinctively seasoned, spicier versions of popular Tex-Mex dishes, as well as an assortment of grilled steaks, ribs, pork chops, chicken and seafood selections.

3. What customers do we target?

         The Tumbleweed concept is designed to appeal to a broad range of customers by offering a wide selection of distinctive items at a broad range of price points. We do this while, in our view, providing a consistent level of food quality and friendly and efficient service comparable or superior to that of other casual dining restaurants.

4. How do we supply our restaurants?

         We use a centralized commissary system which enhances our ability to maintain consistently high food quality and minimizes restaurant kitchen space and equipment. This also reduces the need for skilled cooking personnel, and simplifies restaurant operations.

5. What is our growth strategy?

         For the next several years we will continue to focus on the development of new and existing markets. Since we acquired the Tumbleweed concept in 1995, we have added 22 new company-owned and 15 new franchised and licensed restaurants. We have continued to develop the infrastructure necessary to support a more aggressive growth strategy. During this time we have had the opportunity:

o        to validate the Tumbleweed concept;
o        to refine our operating systems;
o        to design and develop prototype restaurant buildings of different sizes
         ; and
o        to build a team of experienced corporate managers.

All of these things are needed to support our future growth and our franchisees' growth.

6. Where are our target markets?

         We target mid-sized metropolitan markets for development. We have initially concentrated our efforts in the Midwest, Mid-Atlantic and Southeast regions, where income levels and other factors show us that there is a significant base of potential customers. When we select potential restaurant sites in our target markets, we analyze, among other things:

o        local market demographics;
o        site visibility;
o        competition in the vicinity; and
o        accessibility   and   proximity  of  major  retail   centers,   hotels,
         universities, and sports and entertainment facilities, as well as other factors.

Whenever possible, we also consider the feasibility of opening multiple restaurants in a target market. This allows us to achieve greater operating and advertising efficiencies.

7. What are our prototype stores?

         When we develop a new Tumbleweed restaurant we will generally use one of three prototype designs, the Mini, the Midi and the Maxi. These prototype designs will accommodate approximately 150, 225, and 265 guests. We target annual sales of $1,250,000, $2,000,000 and $2,500,000, respectively, from these prototypes. The average sales by restaurant size for the 24 company-owned Tumbleweed restaurants opened for all of 1999 were:


                                          Number              Average Sales
    Size             Seating             of Stores               per Store
    ----             -------             ---------              ----------
    Mini             128-194                 5                  $1,387,000
    Midi             210-244                 9                  $1,776,000
    Maxi             252-384                 10                 $2,122,000

We believe that by using the multiple prototypes, we can more closely match the investment in a restaurant site with the site's targeted revenue. This allows us and our franchisees to more efficiently use our financial resources.

8. Who are we?

         We were incorporated on December 17, 1997 and capitalized by our first shareholders in June 1998. On January 1, 1999, we merged with Tumbleweed, LLC. This allowed us to convert that company, which owned the assets used in our business, into a corporation for purposes of the stock offering.

9. What happened to the original investors in Tumbleweed, LLC?

         In the merger, the membership interests of the approximately 80 former members of Tumbleweed, LLC were converted into a total of 5,105,000 shares of our common stock. It is these shares which are being offered under this Prospectus.

10. When did we complete our initial public offering?

         On January 11, 1999, we completed our initial public offering of common stock. We sold 776,630 shares at the offering price of $10.00 per share. We sold the shares in a direct offering to the public, raising a total of $7,766,300. Following the merger, the initial public offering and the repurchases of shares which we have made, as of March 31, 2000, we had 5,856,930 shares of common stock issued and outstanding.

11. How did we use the initial public offering proceeds?

         We used $6,990,348 of the offering proceeds to repay bank indebtedness. The former Class A members of Tumbleweed, LLC, including certain of our directors and officers, incurred this indebtedness as part of the financing for the January 1995 acquisition of the Tumbleweed business by Tumbleweed, LLC. We have used the remaining offering proceeds, plus the additional cash contributions of $747,500 received from the former Class B members of Tumbleweed LLC shortly before the merger, to pay offering expenses and to reduce a line of credit.

12. What were our initial public offering expenses?

         We incurred $991,293 in offering expenses. We did not pay commissions or other underwriting expenses in connection with our offering. The only expense we will incur in connection with the offering by our selling shareholders is the cost of preparing and updating this Prospectus and related costs. See "Plan of Distribution".

13. What other payments or expenses did we incur in our initial public offering?

         We established a deferred tax liability of $639,623 in connection with Tumbleweed, LLC's conversion from a limited liability company to a C corporation in our merger.

14. Where are our offices?

         Our executive offices are located at 1900 Mellwood Avenue, Louisville, Kentucky 40206, and our telephone number is (502) 893-0323.

                             Summary Financial Data
                      (In thousands, except per share data)



                                                            Years Ended
                                                            December 31,
                                                   ----------------------------

                                                     1997       1998      1999
                                                     ----       ----      ----
Statement of Income Data:
Total revenues                                     $29,826    $42,808   $51,345
Income from operations                               2,143      2,823     4,499
Cumulative effect of a change in
  accounting principle, net of tax (1)                   -          -      (341)
Net income                                           1,714      1,953     1,210
Pro forma Income Data:
Income before income taxes and cumulative
  effect of a change in accounting principle         1,714      1,953     3,370
Pro forma income taxes (2)                            (600)      (683)   (1,179)
Pro forma  income before cumulative
  effect of a change in accounting principle         1,114      1,270     2,191
Pro forma net income                                 1,114      1,270     1,850
Basic and Diluted Earnings per Share:
Income before cumulative effect of a change
  in accounting principle                          $     -    $     -  $   0.27
Net income                                               -          -      0.21
Pro forma Basic and Diluted
  Earnings per Share Data:
Pro forma income before cumulative effect of
  a change in accounting principle                    0.22       0.25      0.37
Pro forma net income                                  0.22       0.25      0.31
Weighted average shares outstanding(3)               5,105      5,105     5,882

         (1) The unamortized balance of the Company's deferred preopening costs ($524,669 as of December 31, 1998) was written-off (net of income taxes of $183,634) as a cumulative effect of a change in accounting principle on January 1, 1999.

         (2) Prior to Reorganization, the Company operated as a limited liability company and was not subject to corporate income taxes through December 31, 1998. Pro forma adjustments have been made to net income to give effect to federal and state income taxes as though the Company had been subject to corporate income taxes for the years presented with an effective tax rate of 35%.

         (3) Shares outstanding gives effect to the merger between the Company and Tumbleweed, LLC as if it had occurred as of January 1, 1997.




                                                       December 31,1999
                                                       ----------------
Balance Sheet Data:
Total assets................................               $36,579
Long-term debt and capital lease
   obligations, including current
   maturities...............................                15,145
Total liabilities...........................                19,016
Retained earnings...........................                 1,210
Stockholders' equity........................                17,563

                             Summary Restaurant Data


                                               For the years ended December 31,
                                               --------------------------------
  Company-owned Restaurants                  1997           1998           1999
  -------------------------                  ----           ----           ----

In operation, beginning of year               15             17             25
Newly opened                                   2              8              4
                                              --             --             --
In operation, end of year                     17             25             29



    Franchised and
  Licensed Restaurants
  --------------------
In operation, beginning of year                9             12             18
Newly opened                                   3              7              8
Restaurants closed                             0             (1)            (4)
                                              --             --             --
In operation, end of year                     12             18             22
                                              --             --             --
         System total                         29             43             51
                                              ==             ==             ==


                           HISTORY AND REORGANIZATION

         The first Tumbleweed Southwest Mesquite Grill & Bar restaurant opened in 1975 in New Albany, Indiana. By January 1995, the Tumbleweed system included 14 full-service restaurants in Kentucky, Indiana, Ohio and Wisconsin, seven of which were franchised.

         In January 1995, Tumbleweed, LLC, a limited liability company owned by an investor group led by our current management, acquired the rights to the Tumbleweed business and the other assets and liabilities of two corporations controlled by Tumbleweed's founders. The acquired assets included:

o        seven full-service Tumbleweed restaurants;
o        two limited service "food court" units; and
o        an interest in a third food court unit.

         In 1996 our management elected to focus on the development of full-service restaurants, and Tumbleweed, LLC sold its interests in food court units to a new venture controlled by certain of our directors. We initially held an interest in this new venture, and we describe the transaction in greater detail in the "Certain Transactions" section of this Prospectus.

         Since January 1995, the Tumbleweed system has grown to 58 full-service restaurants as of the date of this Prospectus:

o        29 company-owned in Ohio, Kentucky and Indiana;
o 22 franchised restaurants in Kentucky, Indiana, Illinois, Tennessee, Wisconsin, Michigan and West
         Virginia; and
o seven licensed restaurants located in Jordan, Saudi Arabia, Germany, Egypt and England under a licensing agreement with a restaurant operator based in Brussels, Belgium.

We describe the international license agreement in greater detail in the "Business -- International Licensing Agreement" and "Certain Transactions" sections of this Prospectus.

         We were incorporated on December 17, 1997 and capitalized by our first shareholders in June 1998. On January 1, 1999, we merged with Tumbleweed, LLC. This allowed us to convert that company, which owned the assets used in our business, into a corporation for purposes of the stock offering.

         In our merger with Tumbleweed, LLC, the membership interests of the approximately 80 former members of Tumbleweed, LLC were converted into a total of 5,105,000 shares of our common stock. The former Class B members of Tumbleweed, LLC also paid additional cash contributions of $747,500 shortly before the merger, as required under Tumbleweed, LLC's operating agreement.

         The initial equity contribution by the Tumbleweed, LLC Class A Members was $7,034,375, the Class B Members $152,500, the Class C Member $500, and the Common Members $6,000. The Tumbleweed, LLC Class C Member received his interest in Tumbleweed, LLC as part of the consideration paid in the January 1995 transaction in which Tumbleweed, LLC acquired the rights to the Tumbleweed business. In the merger, the interests of the Tumbleweed, LLC Class A, Class B, Class C and Common Members were converted into a total of 5,105,000 shares of Common Stock.

         We established a deferred tax liability of $639,623 in connection with Tumbleweed, LLC's conversion from a limited liability company to a C corporation in our merger.

                                  RISK FACTORS

         THERE IS A HIGH DEGREE OF RISK ASSOCIATED WITH AN INVESTMENT IN THE SHARES. YOU SHOULD NOT INVEST ANY FUNDS IN SHARES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD VIEW ANY PURCHASE OF SHARES AS A LONG-TERM INVESTMENT. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SHARES.

         THIS PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS AND EXPECTATIONS. YOU CAN IDENTIFY THESE STATEMENTS BY THE USE OF WORDS SUCH AS "EXPECTS", "ANTICIPATES", "INTENDS", "PLANS" AND SIMILAR WORDS. OUR ACTUAL RESULTS COULD DIFFER IN A MATERIAL WAY FROM THE RESULTS DISCUSSED IN THESE STATEMENTS. WE DISCUSS BELOW SOME OF THE FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS TO DIFFER FROM THE RESULTS WE EXPECT.

WE FACE UNCERTAINTIES AS WE EXPAND OPERATIONS

         Since 1995, we have grown while developing the operational systems, the internal controls and the management personnel that we believe are necessary to support our plans for continued expansion. We and our franchisees currently expect to open a total of five company-owned, and ten franchised restaurants during 2000.

         In the course of expanding our business, we will enter into new geographic regions in which we have not operated before. We cannot be certain that our Tumbleweed concept will be successful in new geographic regions or particular local markets.

         When we believe that it is feasible, we intend to open multiple restaurants in a target market. This will allow us to achieve operating and advertising efficiencies. This "clustering" of restaurants in a target market can have an adverse affect on our same store sales in the short term, but we believe that clustering our restaurants can better our long-term results.

         Our growth depends on opening and operating additional profitable restaurants. Our ability to do this successfully will depend on a number of things, many of which are beyond our control, including:

o         selection and availability of suitable restaurant locations;

o         competition for restaurant sites;
o         negotiation of acceptable  leases, purchase and / or  financing terms;
o         timely construction of  restaurants and the management of construction costs;
o         securing required  governmental  permits and  approvals;
o         employment  and  training of qualified  personnel;
o         competition  in new  markets;
o         general  economic and business  conditions;  and
o         expansion of our existing commissary  facilities  or  the opening  and
          successful  operation  of  additional   commissaries,  as necessary to
          support additional restaurants.

         Although we have been developing our organizational capabilities and management team to support increased growth, we may need to continue to improve our operational and financial systems and to acquire additional managerial and financial resources. If we fail to enhance these systems and add these resources in a logical and timely way, it could harm our results. We cannot be certain that we will be successful in achieving our growth plans or managing our expanding operations. Also, we cannot be certain that we can operate our new restaurants profitably.

WE FACE RISKS BECAUSE OF OUR SMALL RESTAURANT BASE

         We currently operate 29 Tumbleweed restaurants, three of which have been open for less than one year. As a result, the sales and earnings of these Tumbleweed restaurants may not be indicative of future operating results. Because of the small number of restaurants we currently operate, poor operating results at a small number of restaurants could harm our profitability. An unsuccessful new restaurant or unexpected difficulties encountered during expansion could have a greater adverse effect on our results of operations than would be the case in a restaurant company with more restaurants.

WE FACE RISKS BECAUSE OF THE NUMBER OF RESTAURANTS WHICH WE LEASE

         We lease 13 of our restaurants. Each lease agreement provides that the lessor may terminate the lease for a number of reasons, including if we default in our payment of any rent or taxes or if we breach any covenants or agreements contained in the lease. Termination of any of our leases could harm our results of operations.

CHANGES IN FOOD AND OTHER COSTS, AND RISKS IN OBTAINING SUPPLIES COULD HARM OUR RESULTS

          Our profitability depends significantly on our ability to anticipate and react to changes in food, labor, employee benefits and similar costs. We do not have control over these types of costs. We depend on frequent deliveries of produce and fresh beef, pork, chicken and seafood. We rely on US Foodservice, a national food distributor, as the primary distributor of our food. As a result, we run the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions. In the past we have anticipated and reacted to changing costs through our purchasing practices or menu price adjustments. We may not be able to continue to avoid these adverse effects to our profits in the future.

CHANGES IN CONSUMER PREFERENCES AND ECONOMIC CONDITIONS COULD HARM OUR RESULTS

         Our continued success depends, in part, upon the continuing popularity of Southwestern Mesquite grilled and Tex-Mex foods. Changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants can all affect our operating results. Also, inflation, increased food, labor, energy and employee benefit costs, fluctuating insurance rates, national, regional and local regulations, regional weather conditions, and the availability of experienced management and hourly employees also may harm the restaurant industry in general and our restaurants in particular. Adverse changes in any of these factors could reduce guest traffic or impose practical limits on pricing, which could harm our earnings, financial condition, operating results or cash flows.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY

         The restaurant industry is intensely competitive. Many of our competitors have been in existence longer, have a more established market presence, and have substantially greater resources than we do. Restaurants compete with respect to price, service, location and food quality. We compete directly with a variety of other casual full-service dine-in restaurants, fast food restaurants, take-out food service companies, delicatessens, cafeteria-style buffets, and other food service establishments. The number of value-oriented, casual dining restaurants has increased in the past few years. Our competitors include national and regional chains, franchisees of other restaurant chains, and local owner-operated restaurants. A significant change in pricing or other business strategies by a competitor, such as an increase in the number of restaurants in our territories, could harm our sales, earnings and growth. We will likely face direct competition in each of the markets we enter.

WE FACE THE RISK OF LITIGATION

         We are from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our restaurants, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. We have been subject to these employee claims from time to time, and a significant increase in the number of these claims or any increase in the number of successful claims could materially adversely affect our business, financial condition, operating results or cash flows.

WE DEPEND ON OUR KEY PERSONNEL

         Our future success significantly depends on the continued services of our senior management. We are particularly dependent on the services of John A. Butorac, Jr., our President and Chief Executive Officer, and James M. Mulrooney, our Executive Vice President and Chief Financial Officer, who have been responsible for our growth strategy and for developing the current Tumbleweed restaurant concept. They together have more than 46 years of restaurant industry experience. We have employment agreements with both Mr. Butorac and Mr. Mulrooney for an initial term of five years. We maintain key man life insurance on the life of both Mr. Butorac and Mr. Mulrooney, each in the principal amount of $2 million. The loss of the service of either of these persons could have a materially adverse effect upon our business, operating results and financial condition. Our performance also depends on our ability to motivate and retain our other executive officers and key employees. Competition for these employees in the restaurant industry is intense. The loss of the services of members of our senior management or the inability to attract additional personnel as needed could harm our business, financial condition, operating results or cash flows.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         The restaurant business is subject to extensive national, state, and local laws and regulations, including regulations:

o relating to the development and operation of restaurants such as land use and zoning regulations;
o        on the sale of alcoholic beverages;
o        imposing building and zoning requirements;
o        relating to the preparation and sale of food; and
o        governing our employer-employee  relationships,  including minimum wage
         requirements,   overtime,   working   and  safety   requirements,   and
         citizenship requirements.

         In addition, the Federal Trade Commission and certain states regulate the offer, sale, and termination of franchises, the refusal to renew franchises, and the scope of non-competition provisions.

         Our inability to obtain or retain food or beverage licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage), or other costs associated with employees, could harm our business, financial condition, operating results or cash flows.

         Difficulties or failure in obtaining required licenses and approvals could result in delaying or canceling the opening of new restaurants. Local authorities may suspend or deny renewal of our food and liquor licenses if they determine that our conduct does not meet the standards for the grant or renewal of the license. Although we have satisfied restaurant and liquor licensing requirements for our existing restaurants, we cannot predict whether we will be able to maintain these approvals or obtain these approvals at future locations.

         We are subject to certain states' "dram shop" statutes. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that served alcoholic beverages to the intoxicated person. We carry liquor liability insurance coverage as part of our existing comprehensive general liability insurance. However, an adverse judgment substantially in excess of our insurance coverage, or our failure to maintain insurance coverage, could harm our business, financial condition, operating results or cash flows could be adversely affected.

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS RETAIN SIGNIFICANT CONTROL.

         The shares of common stock owned beneficially by John A. Butorac, Jr. and James M. Mulrooney represent approximately 51.1% of our shares of common stock. Our directors and executive officers beneficially own approximately 66.8% of our common stock. As a result, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of Tumbleweed and make some transactions more difficult without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our shareholders the opportunity to realize a premium over the then prevailing market price for shares of our common stock.

RELATED PARTY TRANSACTIONS.

         We have entered into transactions with entities in which members of our board of directors have significant interests. We may choose to enter into similar transactions with related parties in the future. Although all of the past transactions with related parties necessarily involve conflicts of interest, we believe that all of the transactions were entered into on terms comparable to those we could obtain from unrelated third parties. We have based our conclusion on a comparison of terms and conditions available from third parties.

         Our board of directors has adopted a policy that its audit committee must approve all future transactions between us and any parties related to our officers, directors, principal shareholders and affiliates. A majority of the independent members of the board of directors who do not have an interest in the transaction must also approve it, and the transaction must generally be on terms no less favorable to us than the terms which we could obtain from unrelated third parties. See "Certain Transactions."

SHARE PRICES WILL BE DETERMINED BY THE MARKET

         Prices for the shares of common stock under this Prospectus will generally be determined in the market. Many factors can influence the market price for our stock including the number of shares available for trade. Investor perception of our operations, of the restaurant industry as a whole, and of general economic and market conditions will affect the price for the shares of common stock. Although our shares have been listed on the Nasdaq National Market, and were traded briefly on the NASD OTC Bulletin Board before that time, we cannot be certain that an active trading market for the common stock will be developed or sustained.

OUR COMMON STOCK PRICE MAY BE VOLATILE

         The trading price of our common stock could fluctuate significantly in response to factors such as variations in our anticipated or actual results of operations, and by our or our competitor's announcements of new products. We will have no control over many of the factors which may affect the price of our common stock. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization and emerging growth companies in particular, which are often unrelated to their operating performance. These broad market fluctuations may harm the market price of the common stock, and may harm your ability to trade your shares. These fluctuations could also harm our ability to raise capital through future equity financings.

YOUR ABILITY TO TRADE YOUR SHARES MAY BE HARMED IF WE FAIL TO  MAINTAIN  OUR
  LISTING ON THE NASDAQ NATIONAL MARKET.

           As of the date of this Prospectus, our common stock is listed on the Nasdaq National Market. Continued inclusion on the Nasdaq National Market requires, among other things, that:

o at least 750,000 shares of common stock must be in the public market float and must have a value of at least $5 million;
o        we must maintain tangible net assets of at least $4 million
o generally, the common stock must be held by at least 400 shareholders who hold 100 or more shares;
o        the minimum bid price of the common stock must be $1 per share; and
o there must be at least two authorized Nasdaq market makers for the common stock.

         We cannot be certain that we will be able to maintain the listing of the common stock on the Nasdaq National Market. If we are unable to maintain the listing of the common stock on the Nasdaq National Market, the common stock may not trade on any exchange and trading, if any, may be conducted in the over-the-counter markets on the National Association of Securities Dealers, Inc.'s electronic bulletin board or on the "pink sheets." In such an event, the liquidity of your common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of the transactions, the inability to sell shares of common stock in some states, reductions in security analysts' and the news media's coverage, if any, of our operations, and lower prices for the common stock than might otherwise prevail. See "Plan of Distribution."

A SIGNIFICANT NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE

          As of March 31, 2000, there were 5,856,930 shares of our common stock outstanding. We have also granted options to purchase shares of common stock to employees and non-employee directors, of which options for approximately 533,000 shares were outstanding as of March 31, 2000. All of the outstanding shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our executive officers, directors and certain principal shareholders ("affiliates"), as that term is defined in Rule 144 under the Securities Act. Shares owned by affiliates may generally be sold only in compliance with the limitations of Rule 144. The possibility that substantial amounts of common stock may be sold in the public market could reduce the prevailing market price of the common stock and could impair our ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale" and "Selling Shareholders."

WE MAY ISSUE PREFERRED STOCK WHICH COULD ADVERSELY AFFECT POSSIBLE DISTRIBUTIONS TO COMMON SHAREHOLDERS

         Our board of directors has the authority to issue the authorized shares of preferred stock in one or more series. The board can also fix the designations, powers, privileges and relative, participating, optional or other special rights of the shares of each series of preferred stock. Our board may also specify the qualifications, limitations and restrictions, including the number of shares constituting each such series, dividend rates, redemption and sinking fund provisions, liquidation preferences, conversion rights, and voting rights, without any further vote or action by our stockholders. The board of directors has no present plans to issue any shares of preferred stock. If preferred stock is issued in the future, it could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Tumbleweed without further action by the stockholders.

WE HAVE NO PLANS TO PAY CASH DIVIDENDS

         We expect to pay no cash dividends on the common stock in the foreseeable future. We currently intend to retain any future earnings to finance the development of additional restaurants and the growth of our business generally. You should not purchase shares if you are depending upon dividend income from this investment.
See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those set out in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" sections and elsewhere in this prospectus. Therefore, you should not place undue reliance upon these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                                 DIVIDEND POLICY

         We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the development of additional restaurants and the growth of our business generally. We are also prohibited from paying dividends under the terms of our credit facility. Our ability to pay dividends in the future will depend upon earnings levels, capital needs, applicable covenants in our loan agreements, general business conditions, and other factors deemed relevant from time to time by our board of directors.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999.


                                                               December 31, 1999
                                                               -----------------
                                                                     Actual
                                                                     ------
                                                                 (in thousands)
                                                                 --------------
Long-term debt and capital lease obligations (including
    current maturities)...................................           $15,145
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
    authorized; no shares issued and outstanding..........                 -
  Common stock, $0.01 par value, 16,500,000 shares
    authorized; 5,881,630 shares issued and outstanding  .                59
  Paid-in capital.........................................            16,294
  Retained earnings.......................................             1,210
                                                                     -------
Total stockholders' equity................................            17,563
                                                                     -------
Total capitalization......................................           $32,708
                                                                     =======

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of March 31, 2000, there were 5,856,930 shares of Common Stock issued and outstanding. There were approximately 1,010 stockholders, including beneficial owners of shares held in nominee name.

On January 11, 1999, we completed our initial public offering of common stock. We sold 776,630 shares at the offering price of $10 per share in a direct offering of our common stock to the public, raising a total of $7,766,300.

On January 1, 1999, the merger of Tumbleweed, LLC into Tumbleweed, Inc. became effective. The merger reorganized Tumbleweed, LLC, which had owned, franchised or licensed 43 Tumbleweed Southwest Mesquite Grill & Bar restaurants, into a corporation for purposes of the stock offering. In the reorganization, the membership interests of the approximately 80 former members of Tumbleweed, LLC were converted into a total of 5,105,000 shares of our common stock. As required by the Tumbleweed, LLC operating agreement, the former Class B members made additional cash contributions of $747,500 in connection with the reorganization.

We received net proceeds of approximately $6,800,000 from the stock offering. We used the offering proceeds, plus the additional cash contributions of $747,500 we received in the reorganization, to repay bank indebtedness totaling $7,043,366 and to pay offering expenses. The bank indebtedness was an obligation of the former Class A members of Tumbleweed, LLC, including certain of our directors and officers, and had been accounted for as redeemable members' equity. Offering expenses totaled approximately $1,000,000, none of which were commissions or other underwriting expenses.

The registration statement for the stock offering also included the 5,105,000 shares issued in the reorganization, which may be and may have been sold from time to time in the future by the former members of Tumbleweed, LLC for their own accounts.

Our common stock trades on the Nasdaq Stock Market's National Market under the symbol "TWED." The following table shows quarterly high and low closing prices for the Common Stock during 1999 for the periods indicated, as reported by the Nasdaq National Market.


                                      High                   Low
                                      ----                   ---
First Quarter (1)                  $ 12.00                 $ 8.50
Second Quarter                       11.25                   7.50
Third Quarter                         9.87                   7.00
Fourth Quarter                        8.50                   5.00

(1) Beginning in March 1999, bid and asked quotations for our shares were reported on the OTC Bulletin Board under the trading symbol TWED. On March 29, 1999, our common stock began trading on the Nasdaq Stock Market's National Market.

We have never paid a dividend on our Common Stock nor do we expect to pay a cash dividend in the foreseeable future. We currently intend to retain any future earnings to finance the development of additional restaurants and the growth of our business generally. We are also prohibited from paying dividends under the terms of our credit facility with National City Bank.

                             SELECTED FINANCIAL DATA

         In the following table, the income statement and balance sheet data of Tumbleweed, LLC for the years ended December 31, 1995, 1996, 1997 and 1998, and of Tumbleweed, Inc. for the year ended December 31, 1999, have been derived from the consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere in this filing. The information set forth below should be read in conjunction with, and are qualified in their entirety by, the consolidated financial statements (and the notes thereto), and other financial information appearing elsewhere in this filing and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                               Years Ended December 31,
                                        --------------------------------------------------------------------------------------------

                                                                     Tumbleweed, LLC                                Tumbleweed, Inc.
                                        -----------------------------------------------------------------------     ----------------
                                                 1995              1996               1997              1998              1999
                                                 ----              ----               ----              ----              ----
Statement of Income Data:
  Revenues:

    Restaurant sales                    $     17,254,058   $    23,284,007   $     27,891,128  $     40,490,933   $    48,578,123
    Commissary sales                           1,574,847         1,795,529          1,007,011         1,041,266         1,168,836
    Franchise fees and royalties                 540,157           474,870            563,056           770,806         1,064,952
    Other revenues                               177,960           177,317            365,054           504,639           532,976
                                           -------------     -------------      -------------     -------------     -------------
      Total revenues                          19,547,022        25,731,723         29,826,249        42,807,644        51,344,887
  Operating expenses:
    Restaurant cost of sales                   5,132,549         7,103,357          8,191,928        11,788,578        14,232,564
    Commissary cost of sales                   1,424,077         1,649,502            887,793           905,814         1,053,083
    Operating expenses                         8,896,704        12,386,119         14,035,693        20,881,212        24,377,631
    Selling, general and administrative        1,962,036         2,250,827          3,051,740         4,150,303         4,981,721
    Pre-opening expenses                         149,138           405,502            544,723           816,604           395,768
    Depreciation and amortization              1,033,349         1,231,290            971,863         1,442,011         1,804,757
                                           -------------     -------------      -------------     -------------     -------------
      Total operating expenses                18,597,853        25,026,597         27,683,740        39,984,522        46,845,524
                                           -------------     -------------      -------------     -------------     -------------
      Income from operations                     949,169           705,126          2,142,509         2,823,122         4,499,363
  Interest expense, net                         (266,530)         (203,810)          (428,598)         (869,712)       (1,128,906)
                                           -------------     -------------      -------------     -------------     -------------
  Income before income taxes and
    cumulative effect of a change in
    accounting principle                         682,639           501,316          1,713,911         1,953,410         3,370,457
  Provision for income taxes:
    Current and deferred                         -                 -                  -                 -              (1,179,659)
    Deferred taxes related to change in
    tax status (3)
       tax status (3)                            -                 -                  -                 -                (639,623)
                                           -------------     -------------      -------------     -------------    --------------
  Total provision  for income taxes              -                 -                  -                 -              (1,819,282)
                                           -------------     -------------      -------------     -------------    --------------
   Income before cumulative effect of a
    change in accounting principle               682,639           501,316          1,713,911         1,953,410         1,551,175
   Cumulative effect of a change in
     accounting principle, net of tax            -                 -                  -                 -                (341,035)
                                           -------------     -------------      -------------     -------------    --------------
   Net income                           $        682,639   $       501,316   $      1,713,911  $      1,953,410   $     1,210,140
                                           =============     =============      =============     =============    ==============
Basic and diluted earnings per share:
   Income before cumulative effect of a
      change in accounting principle                                                                              $          0.27
   Cumulative effect of a change in
      accounting principle, net of tax                                                                                      (0.06)
                                                                                                                   --------------
   Net income                                                                                                     $          0.21
                                                                                                                   ==============



Pro forma income data (unaudited):
   Income before income taxes
     and cumulative effect of a change
     in accounting principle as reported   $     682,639   $      501,316   $    1,713,911  $     1,953,410   $      3,370,457
   Pro forma income taxes (1)                   (238,924)        (175,461)        (599,896)        (683,693)        (1,179,659)
                                              -----------     ------------      -----------     ------------     --------------
   Pro forma income before cumulative
     effect of a change in accounting
     principle                                   443,715          325,855        1,114,015        1,269,717          2,190,798
   Cumulative effect of a change in
     accounting principle, net of tax               -                -                -                -              (341,035)
                                              -----------     ------------      -----------     ------------     --------------
   Pro forma net income                    $     443,715   $      325,855   $    1,114,015  $     1,269,717   $      1,849,763
                                              ===========     ============      ===========     ============     ==============
Pro forma basic and diluted earnings
per share:re (2)
   per share (2)
   Pro forma income before cumulative
     effect of a change in accounting
     principle                             $        0.09   $         0.06   $         0.22  $          0.25   $           0.37
   Cumulative effect of a change in
     accounting principle, net of tax               -                -                -                -                 (0.06)
                                              -----------     ------------      -----------     ------------     --------------
   Pro forma net income                    $        0.09   $         0.06   $         0.22  $          0.25   $           0.31
                                              ===========     ============      ===========     ============     ==============


                                                                             As of December 31,
                                              ------------------------------------------------------------------------------

                                                                 Tumbleweed, LLC                            Tumbleweed, Inc.
                                              ------------------------------------------------------------  ----------------
                                                                                                 Pro Forma
                                              1995          1996          1997         1998       1998 (3)         1999
                                              ----          ----          ----         ----       --------         ----
                                                                  (In thousands)

Balance Sheet Data:

Total assets...........................     $17,831       $21,262       $26,068      $33,681    $33,681          $36,579

Long-term debt and capital lease
   obligations, including current
   maturities..........................       3,077         5,776         8,542       13,363     13,363           15,145

Total liabilities......................       4,132         7,108        10,725       24,103     24,743           19,016

Redeemable members' equity.............      16,413        20,233        23,420       18,925        --               --

Members' equity........................           7             7             7          354        --               --

Members' retained earnings (deficit)...      (2,721)       (6,085)       (8,083)      (9,701)       --               --

Stockholders' equity...................         --            --            --           --         --            17,563

Pro forma stockholders' equity.........         --            --            --           --       8,938              --
-----------

(1) Prior to the merger, we operated as a limited liability company and were not subject to corporate income taxes through December 31, 1998. Pro forma adjustment has been made to net income to give effect to federal and state income taxes as though we had been subject to corporate income taxes for the periods presented with an effective tax rate of 35%. In 1999, pro forma income taxes excludes the amount recorded related to establishment of a deferred tax liability discussed in (3) below.

(2) Shares outstanding used in determining pro forma basic and diluted earnings per share gives effect to the merger as if it had occurred as of January 1, 1995. See "History and Reorganization."

(3) Reflects the establishment of a deferred tax liability of $639,623 related to the termination of Tumbleweed, LLC's limited liability company status and the conversion of Tumbleweed, LLC's

                                       18




         members' interests into 5,105,000 shares of our common stock effective
         January 1, 1999.   See "History and Reorganization."


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Preliminary Note Regarding Forward-Looking Statements

         The information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and in "Risk Factors" and "Business" includes forward-looking statements about us and our business. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and in "Risk Factors."

General

         Of the 51 Tumbleweed restaurants as of December 31, 1999, we owned and operated 29 restaurants in Kentucky, Indiana and Ohio, franchised 17 restaurants in Indiana, Illinois, Tennessee and Wisconsin, and licensed five restaurants in Germany, Jordan, Saudi Arabia, and Egypt. As of the date of this Prospectus, there are 58 Tumbleweed restaurants of which we own and operate 29 restaurants in Kentucky, Indiana and Ohio, and franchise 22 in Kentucky, Indiana, Illinois, Tennessee, Wisconsin, Michigan and West Virginia. We also license seven restaurants in Germany, Jordan, Saudi Arabia, Egypt and England. Since December 31, 1999, five franchised restaurants opened in Kentucky, Michigan, West Virginia and Wisconsin. We anticipate opening a total of five company-owned restaurants and ten franchised restaurants during 2000.

         On January 1, 1999, we merged with Tumbleweed, LLC. This allowed us to convert that company, which was the owner of the assets used in our business, into a corporation for purposes of our initial public stock offering. In the merger, the membership interests of the approximately 80 former members of Tumbleweed, LLC were converted into a total of 5,105,000 shares of our common stock. The former Class B members of Tumbleweed, LLC also paid additional cash contributions of $747,500 shortly before the merger, as required under Tumbleweed, LLC's operating agreement. Following the merger and the initial public offering, there were 5,885,630 shares of common stock issued and outstanding. We describe the merger in greater detail in the "History and Reorganization" section of this Prospectus.

         As a limited liability company, Tumbleweed, LLC had been treated as a partnership for income tax purposes and, accordingly, had incurred no federal or state income tax liability. The discussion of financial condition and results of operations included in the paragraphs that follow reflect a pro forma adjustment for federal and state income taxes that would have been recorded during these periods as if Tumbleweed, LLC had been subject to corporate income taxes for the periods presented.

         The following section should be read in conjunction with "Summary Financial Data," "Summary Restaurant Data" and "Selected Financial Data" included elsewhere herein and our consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Statements."

Results of Operations

         The following table sets forth the percentage relationship to total revenues of certain income statement data, except where noted, for the years indicated.


                                                   Years ended December 31,
                                                   1997     1998       1999
                                                 -----------------------------
Revenues:
   Restaurant sales                                93.5%    94.6%      94.6%
   Commissary sales                                 3.4      2.4        2.3
   Franchisee fees and royalties                    1.9      1.8        2.1
   Other revenues                                   1.2      1.2        1.0
                                                  -------------------------
          Total revenues                          100.0    100.0      100.0

Operating expenses:
   Restaurant cost of sales (1)                       29.4     29.1       29.3
   Commissary cost of sales (2)                       88.2     87.0       90.1
   Operating expenses (1)                             50.3     51.6       50.2
   Selling, general and administrative                10.2      9.7        9.7
   Pre-opening expenses                                1.8      1.9        0.8
   Depreciation and amortization                       3.3      3.4        3.5
                                                 -----------------------------
   Total operating expenses                           92.8     93.4       91.2
                                                 -----------------------------
   Income from operations                              7.2      6.6        8.8
Interest expense, net                                 (1.4)    (2.0)      (2.2)
                                                 -----------------------------
Income before income taxes and cumulative
   effect of a change in accounting
   principle                                           5.8      4.6        6.6
Provision for income taxes:
   Current and deferred                                  -        -       (2.3)
   Deferred taxes related to a change in tax
     status                                              -        -       (1.3)
                                                 -----------------------------
Total provision for income taxes                         -        -       (3.6)
                                                 -----------------------------
Income before cumulative effect
   of a change in accounting principle                 5.8      4.6        3.0
Cumulative effect of a change in
   accounting principle, net of tax                      -        -       (0.7)
                                                 -----------------------------
Net income                                             5.8%     4.6%       2.3%
                                                 =============================
Pro forma income data (unaudited):
   Income before income taxes and
     cumulative effect of a change in
     accounting principle as reported                  5.8%     4.6%       6.6%
   Pro forma income taxes (3)                         (2.1)    (1.6)      (2.3)
                                                 -----------------------------
   Pro forma income before cumulative
     effect of a change in accounting
     principle                                         3.7      3.0        4.3
   Cumulative effect of a change in
     accounting principle, net of tax                    -        -       (0.7)
                                                 -----------------------------
   Pro forma net income                                3.7%     3.0%       3.6%
                                                 =============================

         (1)  As percentage of restaurant sales.
         (2)   As percentage of commissary sales.
         (3) The pro forma income taxes reflect the effect of the corporate reorganization on the historical net income assuming the Company was taxed as a C corporation for income tax purposes throughout the years presented with an assumed combined federal and state effective tax rate of 35%.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 and 1998

Total revenues increased by $8,537,243 or 19.9% in 1999 compared to 1998 primarily as a result of the following:

  Restaurant  sales  increased by  $8,087,190 or 20.0% in 1999 compared to 1998.
  The  increase  is  due  primarily  to  the  addition  of  four   company-owned
  restaurants during 1999 and an increase in same store sales of 1.3%.

  Commissary sales to franchised restaurants increased by $127,570 or 12.3% in 1999 compared to 1998. The increase is due primarily to the addition of four additional franchised or licensed restaurants during 1999.

  Franchise fees and royalties increased by $294,146 or 38.2% in 1999 compared to 1998. The increase was due primarily to a $140,000 increase in franchise fees received upon the opening of seven new franchised restaurants during 1999 compared to three during 1998. Additionally, royalty income increased approximately $177,000 during 1999 compared to 1998 as a result of an increase in franchised restaurants. The increase in franchise fees and royalties is partially offset by an approximately $23,000 decrease in international territory fees.

  Other revenues increased by $28,337 or 5.6% in 1999 compared to 1998 primarily due to an increase in volume related purchasing rebates.

Restaurant cost of sales increased by $2,443,986 or 20.7% in 1999 compared to 1998. The increase was principally due to the opening of four additional company-owned restaurants during 1999. Restaurant cost of sales increased as a percentage of sales by 0.2% to 29.3% for 1999 compared to 29.1% for 1998.

Commissary cost of sales increased by $147,269 or 16.2% in 1999 compared to 1998. The increase in commissary cost of sales is due to increased commissary sales in 1999 compared to 1998 and increased overhead costs. As a percentage to sales, commissary cost of sales increased 3.1%.

Restaurant operating expenses increased by $3,496,419 or 16.7% in 1999 compared to 1998. The increase reflects the addition of four company-owned restaurants during 1999. Operating expenses decreased as a percentage of restaurant sales to 50.2% for 1999 from 51.6% for 1998 primarily due to a 1.1% decrease in labor costs and a 0.3% decrease in restaurant level promotional costs.

Selling, general and administrative expenses increased by $831,418 or 20.0% in 1999 compared to 1998. The increase was due in part to the addition of management and staff personnel during 1999 to support the growing restaurant base and additional advertising costs. Because of our restaurant growth plans, we expect selling, general and administrative expenses to continue to increase during 2000 in absolute dollars. As a percentage to total revenues, selling, general and administrative expenses were 9.7% of revenues in 1999 and 1998.

Pre-opening expenses were $395,768 in 1999 versus pre-opening amortization of $816,604 in 1998. See Note 2 of the consolidated financial statements regarding the adoption of Statement of Position (SOP) 98-5, "Reporting the Costs of Start-Up Activities." As a result of the adoption of SOP 98-5 on January 1, 1999, we recorded a charge to income, net of tax, of $341,035 representing the write-off of deferred pre-opening costs as of December 31, 1998. The charge is reported net of taxes as a cumulative effect of a change in accounting principle.

Depreciation and amortization expense increased by $362,746 or 25.1% in 1999 compared to 1998 due primarily to the addition of four company-owned restaurants during 1999.

Net interest  expense  increased by $259,194 or 29.8% in 1999  compared to 1998.
The  increase  resulted  from  increased   borrowings  to  fund  the  growth  in
company-owned restaurants and increases in the prime interest rate during 1999.

The combined effective federal and state income tax rate was approximately 35% for 1999 (excluding the charge related to change in tax status, discussed below). The pro forma adjustments presented for 1998 provide for income taxes as though we had been subject to corporate income taxes throughout the years presented. Additionally, as a result of a change in tax status from a limited liability corporation to a C corporation effective January 1, 1999, we recorded a net deferred income tax liability and income tax expense of $639,623 in 1999.

Our pro forma income before cumulative effect of a change in accounting principle increased $921,081 or 72.5% in 1999 compared to 1998. Pro forma basic and diluted earnings per share before cumulative effect of a change in accounting principle increased to $0.37 in 1999 compared to $0.25 in 1998.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 and 1997

Total revenues increased by $12,981,395 or 43.5% in 1998 compared to 1997 primarily as a result of the following:

  Restaurant sales increased by $12,599,805 or 45.2% in 1998 compared to 1997. The increase is due primarily to the addition of eight company-owned restaurants during 1998 and an increase in same stores sales of 1.5%.

  Commissary sales to franchised restaurants increased by $34,255 or 3.4% in 1998 compared to 1997. In May 1997, we made a decision to discontinue sales of products not manufactured by the commissary. As a result, commissary sales did not increase proportionately to the increase in the number of franchised stores.

  Franchise fees and royalties increased by $207,750 or 36.9% in 1998 compared to 1997. The increase was due primarily to $105,000 in franchise fees received upon the opening of three franchised restaurants in 1998 compared to two in 1997, $23,250 in territory fees received from international operations and additional royalties from franchised restaurants opened in 1998 and 1997.

  Other revenues increased by $139,585 or 38.2% in 1998 compared to 1997 primarily due to an increase in volume related purchasing rebates of approximately $141,000. The increase in other revenues from 1997 to 1998 is also a result of approximately $140,000 received from the Ohio Bureau of Worker's Compensation which represented a return of invested premiums by the State of Ohio. The increases in other revenues were partially offset by the fact that 1997 other revenues includes approximately $178,000 of insurance proceeds. There was no similar income in 1998.

Restaurant cost of sales increased by $3,596,650 or 43.9% for 1998 compared to 1997. The increase was principally due to the opening of eight additional company-owned restaurants. Restaurant cost of sales decreased as a percentage of sales by 0.3% to 29.1% for 1998 compared to 29.4% in 1997. The decrease resulted primarily from improved operating efficiencies in the commissary and lower product costs at the restaurant level.

Commissary cost of sales increased $18,021 or 2.0% in 1998 compared to 1997. Commissary cost of sales did not increase proportionally to the increase in the number of franchised stores due to the discontinuance of sales of products not manufactured by the commissary. As a percentage to sales, commissary cost of sales decreased 1.2%. This was due to lower ingredient costs for products sold by the commissary.

Restaurant operating expenses increased by $6,845,519 or 48.8% in 1998 compared to 1997. The increase reflects the addition of eight company-owned restaurants. Operating expenses increased as a percentage of restaurant sales to 51.6% in 1998 from 50.3% in 1997 primarily due to a 1.2% increase in freight and a 0.7% increase in restaurant level promotional costs. These costs were offset in part by a 0.7% decrease in labor costs.

Selling, general and administrative expenses increased by $1,098,563 or 36.0% for 1998 compared to 1997. The increase was due in part to the addition of management and staff personnel during 1998 to support the growing restaurant base.

Pre-opening expenses increased $271,881 or 49.9% for 1998 compared to 1997. The increase is due to the opening of eight additional company-owned restaurants in 1998 as compared to two restaurants in 1997.

Depreciation  and  amortization  expense  increased  $470,148  or 48.4% for 1998
compared  to  1997  due  primarily  to  the  addition  of  eight   company-owned
restaurants.

Net interest expense increased $441,114 or 102.9% for 1998 compared to 1997. The increase resulted from increased borrowings to fund the growth in company-owned restaurants.

The pro forma adjustment provides for income taxes and state tax rates then in effect as though we had been subject to corporate income taxes for 1998 and 1997. The combined effective tax rate was 35% for 1998 and 1997.

Our pro forma income before cumulative effect of a change in accounting principle increased $155,702 or 14.0% in 1998 compared to 1997. Pro forma basic and diluted earnings per share before cumulative effect of a change in accounting principle increased to $0.25 in 1998 compared to $0.22 in 1997.

Impact of Inflation

         The impact of inflation on the cost of food, labor, equipment, land and construction costs could affect our operations. A majority of our employees are paid hourly rates related to federal and state minimum wage laws. As a result of increased competition and the low unemployment rates in the markets in which our restaurants are located, we have continued to increase wages and benefits in order to attract and retain management personnel and hourly workers. In addition, most of our leases require us to pay taxes, insurance, maintenance, repairs and utility costs, and these costs are subject to inflationary pressures. Most of the leases also provide for increases in rent based on increases in the consumer price index when the leases are renewed. We may attempt to offset the effect of inflation through periodic menu price increases, economies of scale in purchasing and cost controls and efficiencies at existing restaurants.

Quantitative and Qualitative Disclosures About Market Risk

         We do not enter into derivative transactions or speculate on the future direction of interest rates. We are exposed to interest rate changes primarily as a result of our variable rate debt instruments. As of December 31, 1999, approximately $10.8 million of our debt bore interest at variable rates. We believe that the effect, if any, of reasonably possible near-term changes in interest rates on our consolidated financial position, results of operations or cash flows would not be significant.

Quarterly Financial and Restaurant Operating Data

         See Note 14 of the consolidated financial statements for a summary of certain unaudited quarterly results of operations for the years ended December 31, 1998 and 1999.

Year 2000

         We experienced no disruptions to our business as a result of the conversion to the Year 2000. The total Year 2000 project cost was approximately $400,000, which includes the purchase of new hardware and software that was capitalized. The project was funded by cash flow from operations. We do not anticipate any significant additional expenditures for Year 2000 compliance. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Change in Accounting Principle

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting the Costs of Start-Up Activities." The SOP was effective beginning January 1,1999 and requires that start-up costs capitalized prior to January 1,1999 be written-off and any future start-up costs be expensed as incurred. Prior to 1999, we capitalized our pre-opening costs incurred in connection with opening new restaurant locations. The unamortized balance of our deferred pre-opening costs ($524,669 as of December 31,1998) were written-off (net of income taxes of $183,634) as a cumulative effect of an accounting change on January 1,1999.

Segment Information

         We  have  three  reportable  segments:   restaurants,   commissary  and
corporate. The restaurant segment includes the operations of all of our company-owned restaurants and derives its revenues from the sale of food products to the general public. The commissary segment derives its revenues from the sale of food products to company-owned and franchised restaurants. The corporate segment derives its revenues from sale of franchise rights, franchise royalties and related services used in restaurant operations, and includes our selling, general and administrative activities. Segment information is disclosed in Note 10 to our consolidated financial statements attached to this prospectus.

         Generally, we evaluate performance and allocate resources based on pre-tax income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in Note 2 to our consolidated financial statements attached to this prospectus.

Liquidity and Capital Resources

         Our ability to expand the number of restaurants will depend on a number of factors, including:

o the selection and availability of quality  restaurant sites;
o the negotiation of acceptable  lease or purchase terms;
o the securing of required  governmental permits and approvals;
o the adequate supervision of construction;
o the hiring, training and retaining of skilled management and other personnel;
o the availability of adequate financing; and o other factors, many of which are beyond our control.

         The hiring and retention of management and other personnel may be difficult given the low unemployment rates in the areas in which we intend to operate. There can be no assurance that we will be successful in opening the number of restaurants anticipated in a timely manner. Furthermore, there can be no assurance that our new restaurants will generate sales revenue or profit margins consistent with those of our existing restaurants, or that these new restaurants will be operated profitably.

         Our principal capital needs arise from the development of new restaurants, and to a lesser extent, maintenance and improvement of existing facilities. The principal sources of capital to fund these expenditures were members' contributions (prior to January 1, 1999), internally generated cash flow, bank borrowings, lease financing and an equity offering. The following table provides certain information regarding our sources and uses of cash for the years presented:


                                                                   Years
                                                            Ended December 31,
                                          --------------------------------------------------
                                               1997                1998               1999
                                               ----                ----               ----

Net cash provided by operations           $ 3,040,836      $    3,447,666        $ 3,592,419
Purchases of property and equipment         4,105,089           5,313,575          6,915,544
Proceeds from common stock offering                 -                   -          7,766,300
Net distributions of members' equity         (525,002)           (328,788)                 -
Net borrowings on long-term debt
      and capital lease obligations         1,797,898           3,251,135          1,781,865
Payment on short-term borrowings                                        -         (6,990,348)


         Our single largest use of funds has been for capital expenditures consisting of land, building and equipment associated with our restaurant expansion program. Our substantial growth over the years has not required significant additional working capital. Sales are predominantly for cash and the business does not require the maintenance of significant receivables or inventories. In addition, it is common within the restaurant industry to receive trade credit on the purchase of food, beverage and supplies, thereby reducing the need for incremental working capital to support sales increases.

         We both own and lease restaurant facilities. Management determines whether to acquire or lease a restaurant facility based on our evaluation of the financing alternatives available for a particular site.

         We plan to open a total of five company-owned Tumbleweed restaurants during 2000, depending on the availability of quality sites, the hiring and training of sufficiently skilled management and other personnel, and other factors. As of December 31, 1999, we had one additional restaurant under construction which is expected to open in the second quarter of 2000. We will utilize mortgage, sale/leaseback and landlord financing, as well as equipment leasing and financing, for a portion of the development costs of restaurants opened during 2000. The remaining costs will be funded by available cash reserves, cash provided from operations and borrowing capacity. We believe such sources will be sufficient to fund our expansion plans through 2000. Should our actual results of operations fall short of, or the rate of expansion significantly exceed our plans, or should costs or capital expenditures exceed expectations, we may need to seek additional financing in the future. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on satisfactory terms.

         In order to provide any additional funds necessary to pursue our growth strategy, we may incur, from time to time, additional short and long-term bank indebtedness and may issue, in public or private transactions, equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on acceptable terms.

         We have a $6,500,000 revolving credit facility with National City Bank (the "Credit Facility"). As of December 31, 1999, we had outstanding borrowings under the Credit Facility of $5,242,148. The note bears interest at the prime rate plus .25% and is due December 31, 2002. The Credit Facility imposes restrictions with respect to the maintenance of certain financial ratios, the incurrence of indebtedness, the sale of assets, mergers, capital expenditures and the payment of dividends.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.
                                    BUSINESS

General

         Tumbleweed(R) Southwest Mesquite Grill & Bar restaurants feature sophisticated Tex-Mex and mesquite grilled food served in a casual dining atmosphere evoking the American Southwest. Tumbleweed restaurants are generally open seven days a week for lunch and dinner (except certain holidays) and generally offer a full service bar.

         There are currently 58 full-service restaurants in the Tumbleweed system. We own and operate 29 restaurants in Kentucky, Indiana and Ohio, and franchise an additional 22 restaurants in Kentucky, Indiana, Illinois, Tennessee, Wisconsin, Michigan and West Virginia. We also license seven restaurants outside the United States. We and our franchisees currently expect to open a total of five company-owned and ten franchised restaurants during 2000.

         We use three different size restaurant designs to better match the investment in a restaurant site to the site's revenue potential. The following table sets forth by restaurant size certain sales and other information for the 24 company-owned Tumbleweed restaurants open for all of 1999:


                                              Number            Average Sales
           Size            Seating          of Stores             per Store
           ----            -------          ---------            ----------
           Mini            128-194              5                $1,387,000
           Midi            210-244              9                $1,776,000
           Maxi            252-384              10               $2,122,000

         Our same store sales increased 5.2% in 1997 versus 1996, 1.5% in 1998 versus 1997, and 1.3% in 1999 versus 1998.

Concept and Strategy

         The Tumbleweed concept is designed to appeal to a broad range of customers by offering a variety of sophisticated Tex-Mex and mesquite grilled selections, emphasizing consistent, high quality food and drinks at moderate prices, and providing efficient and friendly service in a casual dining setting. The key elements of the Tumbleweed concept include the following:

         ONE CONCEPT OFFERING TWO DISTINCTIVE MENUS. The Tumbleweed menu is intended to distinguish Tumbleweed from competing Mexican and casual dining concepts by offering both distinctively seasoned, spicier versions of burritos, enchiladas, tacos, salads, and other popular Tex-Mex dishes, as well as an assortment of grilled steaks, ribs, pork chops, chicken and seafood selections. Management believes this approach appeals to a broader segment of the population and encourages customers to visit the restaurants more often.

         MAINTAINING A FAVORABLE PRICE-TO-VALUE RELATIONSHIP. Tumbleweed's pricing strategy is intended to appeal to value-driven customers as well as traditional casual dining customers. Tumbleweed offers a wide selection of distinctive items at a broad range of price points while, in management's view, providing a level of food quality and service comparable or superior to that of other casual dining restaurants. For 1999, the average check at a full-service Tumbleweed restaurant, including beverages, was approximately $8.20 for lunch and $10.33 for dinner. Management believes that this pricing approach, together with Tumbleweed's emphasis on variety and quality, creates a favorable price-to-value perception that can increase customer volume and generate more frequent repeat visits.

         ACHIEVING TOTAL GUEST SATISFACTION. We are committed to providing prompt, friendly and attentive service and consistent food quality to our customers. Tumbleweed employs a quality control supervisor who evaluates the operations of the company-owned and franchised restaurants on a regular basis to ensure that each restaurant is following the specified operations procedures. We also use a "mystery shopper" program to compare actual performance of restaurants to Tumbleweed standards and solicit comment cards from customers to monitor and modify restaurant operations.

         MATCHING INVESTMENT TO SALES POTENTIAL. When developing a new Tumbleweed restaurant, we generally uses one of three prototype designs management believes is best suited to a particular site. Our Mini, Midi and Maxi prototype restaurants accommodate approximately 150, 225, and 265 guests, respectively. Each size restaurant offers full service casual dining and the same menu containing a wide assortment of Tex-Mex and mesquite grilled selections. Management believes that the use of multiple prototypes permits us to more closely match the investment in a restaurant site with the site's estimated sales potential. These factors allow us and our franchisees to more efficiently utilize financial resources.

         COMMITMENT TO ATTRACTING AND RETAINING QUALITY EMPLOYEES. By providing extensive training and attractive compensation, and by emphasizing clearly defined organizational values, we foster a strong corporate culture and encourage a sense of personal commitment from our employees. We have a monthly cash bonus program for each restaurant's management team based on attaining sales growth and related performance goals on a restaurant-by-restaurant basis. Management believes Tumbleweed restaurant managers typically earn bonuses ranging from 20% to 30% of their base cash compensation.

         CENTRALIZED COMMISSARY. Use of a centralized commissary system enhances Tumbleweed's ability to maintain consistently high food quality, minimizes the kitchen space and equipment needed at each restaurant, reduces the need for highly skilled cooking personnel, and simplifies restaurant operations. Managers and kitchen staff at each restaurant focus on the final preparation of menu items to Tumbleweed standards. We currently operate our commissary principally to enhance food quality and operational efficiency of company-owned and franchised restaurants and not as a separate material source of profits for us. Management believes this approach increases Tumbleweed's ability to offer our customers a consistently high level of food quality at a moderate price.

         ATMOSPHERE. Tumbleweed restaurants offer relaxed and comfortable surroundings where guests can enjoy a quality dining experience. Decorative features such as American Indian artifacts, cowboy memorabilia, wildlife replicas, rough-hewn timber and a creek stone fireplace evoke the feeling of the Great Southwest.

Expansion Strategy

         Since acquiring the Tumbleweed concept in 1995, we have added new company-owned and franchised restaurants, while developing the infrastructure necessary to support a more aggressive growth strategy. This approach has given management an opportunity to validate the Tumbleweed concept, refine operating systems, design and develop prototype restaurant buildings of different sizes and build a team of experienced corporate managers needed to support future internal and franchise growth. We and our franchisees plan to open a total of five company-owned and ten franchised restaurants during 2000.

         The following are key elements of our expansion strategy:

         OPENING RESTAURANTS IN TARGET MARKETS. We target mid-sized metropolitan markets, initially concentrating in the Midwest, Mid-Atlantic and Southeast regions, where income levels and the presence of shopping and entertainment centers, offices and/or colleges and universities indicate that a significant base of potential customers exists. Management considers the feasibility of opening multiple restaurants in a target market, which offers greater operating and advertising efficiency. As we add additional restaurants in a target market, there may be short-term decreases in same store sales. However, management believes this clustering strategy can enhance long-term performance through economies of scale and shared advertising expenses. Management also views smaller markets with fewer competing casual dining restaurants as presenting growth opportunities for us. Management believes that our target markets are less competitive than major metropolitan markets in terms of both site acquisition costs and number of casual dining restaurant options.

         SELECTING AND DEVELOPING HIGH QUALITY RESTAURANT SITES. In selecting potential restaurant sites, management analyzes a variety of factors, including, but not limited to, local market demographics, site visibility, competition in the vicinity, and accessibility and proximity of significant generators of potential customers such as major retail centers, hotels, universities, and sports and entertainment facilities. The acquisition of sites may involve leases, purchases, and joint venture arrangements, and will require either the construction of new buildings or the conversion of existing buildings. The site selection process is conducted by our management and other employees, as well as with the assistance of consultants when deemed advisable. We believe that our site selection strategy and procedures, together with our menu and pricing strategies, our commitment to quality food products and excellent service, and our advertising, marketing and promotional efforts, will enhance our ability to generate our anticipated customer volumes.

         USING PROTOTYPE RESTAURANT DESIGNS. Tumbleweed full service restaurants have historically proven successful in several different formats and sizes. It is anticipated that new units will be full service restaurants employing one of three basic prototype designs. Management believes using multiple prototype designs allows greater flexibility to match our or our franchisee's investment with the revenue potential of a particular restaurant site. Each prototype generally contains a full-service bar and utilizes the distinctive "Old West" logo and motif that has characterized Tumbleweed restaurants for several years.

         Our prototype Maxi restaurant is intended for use primarily on sites that management believes have a customer base capable of generating annual sales of $2,500,000. The Maxi contains approximately 7,000 square feet and seats approximately 265. The prototype Midi restaurant contains approximately 5,400 square feet, seats approximately 225, and is intended for sites with a customer base capable of generating annual sales of $2,000,000. The prototype Mini restaurant is suited for sites with a smaller customer base, such as in smaller markets or in "filler" locations that enhance market penetration in metropolitan areas. The Mini contains approximately 3,500 square feet, seats approximately 150, and is capable of generating annual sales of $1,250,000. Management anticipates that our expansion strategy will continue to focus on developing sites best suited to use of the "Midi" and "Mini" prototypes.

         We believe our prototype designs can be adapted for developing Tumbleweed restaurants in existing structures. This capability may give us access to quality sites not otherwise available and may reduce the time or expense of development in certain circumstances.

         FRANCHISING. We expect that growth during the next several years will come from the further development of new and existing markets by us and our franchisees. In addition, we may acquire restaurants from our franchisees from time to time. With the development of prototype restaurant designs and additions to our management team since 1995, we have increased our efforts to identify and attract qualified individuals and organizations as Tumbleweed franchisees. See "Business--Franchising Program."

Menu

         After the proliferation of restaurant chains featuring fast food tacos and "Americanized" Mexican food, we believe that consumer tastes have evolved and that a growing market for a more sophisticated Mexican cuisine has developed. The Tumbleweed restaurant menu is designed to satisfy this growing consumer preference.

         The Tumbleweed menu features distinctively seasoned versions of popular Tex-Mex dishes and mesquite grilled selections. Customers receive complementary chips and salsa, and can choose from a selection of appetizers including such Tumbleweed specialties as chile con queso and white chili, as well as guacamole, nachos, quesadillas, buffalo chicken strips and stuffed potato skins. The Tex-Mex menu offers burritos, enchiladas, tacos, tamales, chimichangas and other items served both individually and in various combination dinners accompanied by Mexican rice and refried, baked or black beans. Customers may also choose from an assortment of fajitas, ribs, chicken, steak, pork chops, and seafood prepared over an open gas-fired mesquite grill and served with Texas Toast, salad, and a choice of baked potato, southwest or ranch fries, Mexican rice, and refried, baked or black beans. Mesquite grilled items are available as sandwiches as well as entrees. A variety of specialty stuffed potatoes and salads featuring refried beans, seasoned beef, shredded or fried strips of chicken, mesquite grilled chicken or seafood, and other traditional ingredients rounds out the menu. We periodically introduce new items that complement present menu selections.

         Tumbleweed restaurants typically contain full-service bars offering a wide assortment of mixed drinks, wines, domestic and imported beers and featuring the Tumbleweed margarita. Margaritas are served in a variety of sizes from a Shot'arita, served in a shot glass for $.30 to a Tex'arita, a 45-ounce margarita sold for $8.50 and designed to be shared. Alcoholic beverages accounted for approximately 12.2% of net restaurant sales during 1999.

         Tumbleweed's menu pricing is designed to create a strong perception of value by consumers. Prices for Tex-Mex dishes range from $1.59 for a single corn-shell taco to $11.99 for the Tumbleweed sampler dinner. Mesquite grilled items range from $5.99 for a hamburger to $16.99 for an 18 oz. USDA-choice porterhouse steak dinner. Tumbleweed also offers several daily lunch specials for less than $5.00.Seasonal promotions are also used to increase business during otherwise traditionally slow periods. During 1999, the average check for full service restaurants, including beverages, was approximately $8.20 for lunch and $10.33 for dinner.

Restaurant Operations

         MANAGEMENT AND EMPLOYEES. Tumbleweed's organizational philosophy is based on seven core values and a commitment to Total Guest Satisfaction ("TGS"). Our training procedures are intended to instill in all managers and employees an appreciation of the core values and encourage a shared commitment to TGS.

         We employ area directors who are responsible for supervising the operations of Tumbleweed restaurants within their geographic region and the continuing development of each restaurant's managers and employees. Through regular visits to the restaurants, the area directors ensure that the Tumbleweed concept, strategies, core values and standards of quality are being observed in all aspects of restaurant operations. Area directors are chiefly responsible for the implementation of the TGS program.

         Each of our restaurants has one general manager, one kitchen manager and from one to three assistant managers, based on restaurant volume. The general manager of each restaurant has primary responsibility for the day-to-day operations of the entire restaurant, including sales, physical plant, financial controls and training, and is responsible for maintaining our standards of quality and performance. In selecting managers, we generally seek persons who have significant prior experience in the restaurant industry as well as employees who have demonstrated managerial potential and a commitment to the Tumbleweed concept and philosophy. We seek to attract and retain high caliber managers and hourly employees by providing them with competitive salaries, monthly bonuses and a casual, entertaining and challenging working environment.

         TRAINING AND DEVELOPMENT. We have developed a comprehensive training program for managers and hourly employees. Managers are required to complete a ten-week initial training course and regular training programs. The course emphasizes our culture, commitment to TGS, operating procedures and standards, and internal controls.

         The general managers and the area directors are responsible for selecting and training hourly employees at each restaurant. We employ training coordinators to assist with training and development of employees. Before the opening of each new restaurant, one of our training managers leads a team of experienced employees to train and educate the new employees. The training period for new employees usually includes two weeks of general training prior to opening and one week of on-the-job supervision at the new Tumbleweed restaurant. Ongoing employee training remains the responsibility of the general manager and training coordinator of each restaurant under the supervision of the area director.

         FOOD PREPARATION. We are committed to offering distinctive Tex-Mex and mesquite grilled foods to customers at reasonable prices through the use of a commissary-based system. Although some restaurant concepts use in-store food preparation as a marketing tool with some success, management believes that the use of a central commissary provides a significant strategic and competitive advantage by enhancing our ability to maintain consistently high food quality, minimizing restaurant kitchen space and equipment, and reducing the number of skilled cooking positions. The system also enables restaurant managers and kitchen staff to focus on the final preparation of menu items to Tumbleweed standards.

         Whenever feasible, the cooked ingredients used in Tumbleweed menu selections, such as ground beef, chile con queso, and Mexican beans, are prepared in advance at the commissary according to procedures designed to extend shelf life without the addition of preservatives. The kitchen staff at each restaurant uses commissary-supplied and other fresh ingredients for the final preparation of individual orders. Management believes this system enhances our ability to maintain rigorous operational and food preparation procedures and stringent product shelf life standards. The commissary operates according to stringent quality control standards and is subject to a daily inspection by a USDA inspector on the premises. We maintain a contingency plan under which centralized food preparation could be quickly resumed at another company's installation should the commissary be rendered inoperative by weather or other disaster.

         The commissary system operates principally to enhance food quality and operational efficiency of Tumbleweed restaurants and not as an independent profit center for us. The commissary charges an amount approximately equal to our cost for the items it supplies to company-owned and franchised restaurants. We currently plan to limit the commissary's profit to 5% per year.

         ADVERTISING AND MARKETING. We use radio, print, billboard, and direct mail advertising in our various markets, as well as television advertising in certain larger markets. We plan to spend 2.0% of monthly sales to fund marketing activities. We engage in a variety of other promotional activities, such as contributing goods, time and money to charitable, civic and cultural programs, in order to increase public awareness of our restaurants. The cost associated with these promotional activities in 1999 was approximately 2.6% of sales.

         RESTAURANT REPORTING. We closely monitor sales, costs of food and beverages, and labor at each of our restaurants. Management analyzes daily and weekly restaurant operating results to identify trends at each location, and acts promptly to remedy negative trends where possible. We use an accounting and management information system that operates at the restaurant level to ensure the maintenance of financial controls and operations. Administrative staff prepare daily reports of sales, labor and customer counts. Cost of sales and condensed profit and loss statements compiled bi-monthly by store-level personnel and monthly by our accounting department are provided to management for analysis and comparison to past performance and budgets. We use a specialized software system to measure theoretical food costs against actual costs. To improve our performance analysis capabilities, we are upgrading the system to measure theoretical labor cost against actual costs.

Properties

         We currently own and operate 29 restaurants. We currently anticipate opening a total of five company-owned and ten franchised restaurants during 2000. The following table sets forth certain information with respect to company-owned Tumbleweed restaurants now in operation or under construction.


                                      Approximate      Approximate       Owned
Opening                                 Seating           Restaurant       or
 Date        Location                  Capacity*        Size (sq.ft.)    Leased
 ----        --------                  ---------        -------------    ------
03/78        1900 Mellwood Avenue         384              10,000        Owned
             Louisville, Kentucky

05/81        3985 Dutchmans Lane          128               3,500        Owned
             Louisville, Kentucky

08/84        4255 Outer Loop              240               6,800        Owned
             Louisville, Kentucky

07/86        5109 Dixie Highway           318               9,800        Leased
             Louisville, Kentucky

04/90        105 Brighton Park            156               4,500        Leased
             Frankfort, Kentucky

                                       Approximate     Approximate       Owned
Opening                                  Seating        Restaurant        or
 Date     Location                       Capacity*     Size (sq.ft.)     Leased
 ----     --------                       ---------     -------------     ------
04/93     10000 Linn Station Road           316            8,500          Owned
          Louisville, Kentucky

07/93     7484 Turfway Road                 252            6,800          Owned
          Saratoga Square
          Florence, Kentucky

01/95     9956 Escort Drive                 256            7,200          Leased
          Mason, Ohio

07/95     1780 Scottsville Road             194            4,800          Owned
          Bowling Green, Kentucky

11/95     11305 Princeton Pike              264            7,200          Owned
          Springdale, Ohio

02/96     4600 University Drive/            254            7,500          Owned
          University Shopping Center
          Evansville, Indiana

03/96     3625 Fishinger Boulevard          176            5,200          Owned
          Columbus, Ohio

09/96     2433 South Third Street           225            5,400          Owned
          Terre Haute, Indiana

11/96     1555 West Main Street             225            5,400          Leased
          Hamilton, Ohio

11/96     899 Hebron Road                   225            5,400          Leased
          Heath, Ohio

9/97      5257 Frederica Street             225            5,400          Owned
          Owensboro, Kentucky

11/97     3602 Bardstown Road               225            5,400          Leased
          Louisville, Kentucky

1/98      9701 Dixie Highway                122            3,400          Leased
          Louisville, Kentucky

2/98      4147 Burbank Road                 144            3,700          Owned
          Wooster, Ohio

3/98      1707 North Dixie Avenue           225            5,400          Leased
          Elizabethtown, Kentucky

3/98      746 Monroe Street                 268            6,700          Owned
          Zanesville, Ohio

4/98      3780 W. Broad Street              204            5,300          Owned
          Columbus, Ohio

8/98      1150 North Bridge Street          225            5,400          Leased
          Chillicothe, Ohio

                                          Approximate     Approximate    Owned
Opening                                    Seating         Restaurant      or
  Date      Location                       Capacity*      Size (sq.ft.)  Leased
  ----      --------                       ---------      -------------  ------
10/98       6959 East Broad Street            225             5,400      Leased
            Columbus, Ohio

9/98        1865 West First Street            268             6,700      Owned
            Springfield, Ohio

3/99        9343 Colerain Avenue              226             5,400      Leased
            Cincinnati, Ohio

5/99        6040 Lima Road                    226             5,400      Leased
            Ft. Wayne, Indiana

7/99        1868 U. S. Highway 41 North       144             3,700      Leased
            Henderson, Kentucky

12/99       2241 South Main Street            144             3,700      Owned
            Bellefontaine, Ohio

**5/00      511 Marketsquare Drive            144             3,700      Owned
            Maysville, Kentucky

**5/00      5230 Beechmont Ave.               226             5,400      Leased
            Cincinnati, Ohio

**5/00      2030 East Dorothy Lane            226             5,400      Leased
            Kettering, Ohio

**7/00      8606 U.S. Hwy 42                  226             5,400      Leased
            Ft. Wayne, Indiana
--------------------------
*        Includes seats in bar but not seasonal patio seating.
**       Anticipated date of opening.

         The following table summarizes estimated development costs for each prototype Tumbleweed restaurant:

                                  Maxi               Midi                  Mini
                                  ----               ----                  ----

Land acquisition              $  650,000         $  500,000          $   300,000
Building                         900,000            750,000              550,000
Equipment                        300,000            275,000              225,000
Other                             50,000             40,000               25,000
                              ----------         ----------          -----------
         Total                $1,900,000         $1,565,000          $ 1,100,000
                              ==========         ==========           ==========

         Land acquisition costs, excluding site preparation, are the most variable development costs and in the case of a particular property may be greater or less than the estimates in the tables. The cost of development for a new restaurant will not include land acquisition costs if the property is leased rather than purchased. We plan to develop Tumbleweed restaurants on both purchased and leased properties that management believes have significant potential to generate revenue.

         In addition to the development costs set forth in the table above, we incur pre-opening costs for each company-owned restaurant estimated at $125,000 for the Maxi and Midi prototypes and $101,000 for the Mini prototype. Pre-opening costs consist of expenses for travel, lodging, salary, benefits and other costs associated with selecting and training the management staff and employees for a new restaurant. See "Business--Restaurant Operations--Training and Development" and Note 2 of Notes to Consolidated Financial Statements.
Pre-opening training is generally included in the services provided to franchisees and covered by the franchise fee.

          Our executive offices occupy approximately 7,000 square feet of space in three buildings we own in Louisville, Kentucky. We also lease 3,000 square feet of office space in a nearby commercial building on a month to month basis. We have executed a lease for approximately 10,660 square feet of office space in a new building presently under construction by an unrelated third party, and anticipate that the new space will be available for occupancy during the summer of 2000. The initial term of the new office lease is seven years, with two additional renewal terms of five years each available. We anticipate consolidating our executive offices in this new space during 2000, and the month to month lease will be terminated at that time. We will retain the existing office space we own for use by our operations and commissary personnel. Management believes our restaurant facilities and offices are adequately covered by insurance.

Franchising Program

          We continue to pursue an active franchising program with current and new franchisees under strictly controlled guidelines. We offer franchisees both rights to develop individual restaurants as well as area development rights for the establishment of more than one new restaurant over a defined period of time and in a defined geographic area. The specific locations of the restaurants are subsequently designated by us and the franchisee in separate franchise agreements.

         Under the  standard  area  development  agreement  currently  in use, a franchisee is required to pay at the time the agreement is signed a non-refundable fee of $5,000 per potential restaurant in the defined geographic area, to be applied against the initial franchise fee payable for each restaurant. Our current area development agreement also provides for a franchise fee of $40,000 for each restaurant, due when the franchise agreement with respect to a restaurant is executed.

         Each franchise agreement generally provides for royalties of three to five percent of sales based upon restaurant sales, minimum marketing expenditures of 2.0% of gross sales, and a twenty-year term. All franchisees are required to operate their Tumbleweed restaurants in compliance with our policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs.

         Under our criteria for selecting new franchisees, Tumbleweed requires that potential franchisees have adequate capital, extensive experience in the restaurant industry, and access to locations suitable for development. Except for locations we manage directly, we generally require that a franchisee have a principal operator with at least a ten percent ownership interest who must devote full time to the supervision and conduct of the franchise.

International Licensing Agreement

         We have entered into a license agreement (the "International Agreement") with Tumbleweed International, LLC ("International"), a restaurant developer based in Brussels, Belgium, to develop Tumbleweed restaurants outside of the Western Hemisphere. International currently operates restaurants in Europe, Asia and Africa. As of December 31, 1999, International was operating two restaurants in Germany and one each in Saudi Arabia, Jordan, Egypt and England as Tumbleweed restaurants. It is anticipated that most of the other restaurants operated by International will be converted to Tumbleweed restaurants on the terms of the International Agreement. Certain of our directors hold interests in three corporations that own all of the membership interests of International. See "Certain Transactions -- Tumbleweed International LLC." An affiliate of International is constructing a franchise Tumbleweed restaurant in Charleston, West Virginia which opened April 2000.

         The International Agreement grants to International the exclusive right and license to use the Tumbleweed system and service and trademarks outside the Western Hemisphere, including the right to grant sublicenses and franchises. In consideration for the grant of those rights, we will receive 15% of any initial license or territory fee plus 15% of the continuing royalty fees payable to International, provided that the initial license or territory fee payable to International will not be less than $25,000 per restaurant and the continuing royalty will not be less than 3% of gross receipts from the sale of licensed or franchised products. If the amount payable to us in any contract year is $300,000 or more, then the license fee percentage payable to us will be reduced by 2% per year for the next five years, subject to a minimum payment of $300,000 in fees to us per contract year. International is entitled to a credit against royalties payable to us equal to the actual cost of converting International's existing restaurants to Tumbleweed restaurants, up to a maximum credit of $60,000 per restaurant, subject to certain exceptions.

         The International Agreement provides that International must construct and open or convert a minimum of four Tumbleweed restaurants per contract year, beginning with the contract year commencing August 29, 1998. If six months after the end of a contract year, International has opened fewer Tumbleweed restaurants than the cumulative number of restaurants required to be open by the end of that contract year, we will have the right to terminate the International Agreement, and International will have the right to preclude such termination by paying to us an amount approximating the balance of the fees to which we would have been entitled if the required number of restaurants had been open at the end of the contract year. Termination of the International Agreement would terminate International's sub-licensing and franchise rights thereunder, but the International Agreement would continue in effect with respect to restaurants open or under construction or conversion by International or its franchisees at the time of termination.

         The International Agreement also contains certain provisions relating to quality control, restrictions on ownership of and participation in competing businesses by International and its principals. The International Agreement grants us a right of first refusal if International proposes to sell or assign its rights under the Agreement, or to sell equity interests in International.

Competition

         Casual dining in general, and value-oriented casual dining in particular, are currently among the fastest growing segments of the food service industry. Management believes that the Tumbleweed concept is well-established in our current markets and that our organization can support expansion into markets with limited competition from other casual dining concepts and good potential for market development.

         The restaurant industry is intensely competitive with respect to price, service, location and food quality. We and our franchisees compete with a variety of other casual full-service restaurants, fast food and take-out restaurants, delicatessens, cafeteria-style buffets, and other food service establishments. The number of casual dining and grilled food restaurants has increased in the past few years, and competitors include national and regional chains, franchisees of other restaurant chains, and local owner-operated restaurants. Many competitors have been in existence longer, have a more established market presence, and substantially greater financial, marketing and other resources than we or our franchisees have. A significant change in pricing or other business strategies by one or more of our competitors, including an increase in the number of restaurants in our territories, could have a materially adverse impact on our sales, earnings and growth. Our market research indicates that customers perceive Tumbleweed's principal competitors as value-oriented casual dining restaurant chains such as Applebee's, O' Charley's, T.G.I. Friday's and Chili's.

         We and the restaurant industry are significantly affected by factors such as changes in local, regional or national economic conditions, demographic trends, traffic patterns, changes in consumer tastes, consumer concerns about the nutritional quality of food, and the type, number, and location of competing restaurants. Multi-unit food service chains such as us can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns or operating issues stemming from one store or a limited number of stores. Furthermore, factors such as inflation, increased food, labor, energy, and employee benefits costs, fluctuating insurance rates, national, regional and local regulations, regional weather conditions, and the unavailability of experienced management and hourly employees may also adversely affect the restaurant industry in general and us in particular. In addition, dependence on frequent deliveries of fresh produce also subjects food service businesses such as ours to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients.

Employees

         As of December 31, 1999, we had approximately 2,200 employees, of whom 45 are executive and administrative personnel, 117 are restaurant management personnel, and the remainder are hourly restaurant and commissary personnel. Many of our hourly restaurant employees work part-time. None of our employees are covered by a collective bargaining agreement. We consider our employee relations to be good.

Service Marks and Trademarks

         We or our subsidiary own various service marks and trademarks that are registered on the Principal Register of the United States Patent and Trademark Office. We regard our service marks and trademarks as having significant value and being an important factor in the development of the Tumbleweed concept. Our policy is to pursue and maintain registration of our service marks and trademarks whenever possible and to oppose vigorously any infringement or dilution of our service marks and trademarks.

Government Regulation

         We are subject to a variety of federal, state and local laws. Each of our restaurants is subject to permitting, licensing and regulation by a number of government authorities, including alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

         Approximately 12.2% of our net restaurant sales were attributable to the sale of alcoholic beverages for the year ended December 31, 1999. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

         The failure of a restaurant to obtain or retain liquor or food service licences would have a material adverse effect on the restaurant's operations. To reduce this risk, each company-owned restaurant is operated in accordance with procedures intended to assure compliance with applicable codes and regulations.

         The Federal Americans With Disabilities Act (The "ADA") prohibits discrimination on the basis of disability in public accommodations and employment. The ADA became effective as to public accommodations in January 1992 and as to employment in July 1992. We currently design our new restaurants to be accessible to the disabled, and believe that we are in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. We intend to comply with future regulations relating to accommodating the needs of the disabled, and we do not currently anticipate that such compliance will require us to expend substantial funds.

         We are subject in certain states to "dram shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing
$1,000,000 comprehensive general liability insurance, as well as excess liability coverage of $5,000,000 per occurrence, with no deductible. We have never been named as a defendant in a lawsuit involving "dram shop" liability.

         Our restaurant operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters, over which we have no control. Significant numbers of our service, food preparation and other personnel are paid at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs.

         The development and construction of additional restaurants are also subject to compliance with applicable zoning, land use and environmental laws and regulations.

Litigation

         We are not currently involved in any litigation nor, to management's knowledge, is any litigation threatened against us, except for routine litigation arising in the ordinary course of business. In the judgment of our executive officers, no material adverse effect on our financial position or results of operations would result if any such litigation were not resolved in our favor.

                                   MANAGEMENT

         The following table lists our executive officers, key employees, and directors.


Name                       Age  Position
----                       ---  --------
John A. Butorac, Jr. ....  51   President, Chief Executive Officer, and Director

James M. Mulrooney ......  48   Executive Vice President, Chief Financial
                                Officer, and Director

John L. Brewer ..........  47   Vice President of Operations

Wayne P. Jones ..........  57   Vice President of Marketing and Development

Gary T. Snyder...........  45   Vice President - Company Operations

Glennon F. Mattingly.....  48   Vice President - Controller

Gregory A. Compton.......  39   Vice President, Secretary and General Counsel

David M. Roth ...........  49   Director

Minx Auerbach(1) ........  77   Director

Lewis Bass (2)...........  78   Director

W. Roger Drury(1)(2) ....  53   Director

George R. Keller(1)(2)...  50   Director

Terrance A. Smith........  54   Director
-------------------------

(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

John A. Butorac, Jr. has served as our President and Chief Executive Officer since we were formed in November 1994, and is a Director. Mr. Butorac is also a member of TW Evansville, LLC, a Tumbleweed franchisee. From October 1991 to January 1995, Mr. Butorac served in various capacities with Tumbleweed Mexican Food Inc., including as Director of Operations and Director of Corporate Development. During his association with Tumbleweed, Mr. Butorac has been responsible for developing Tumbleweed's business and expansion plans and for implementing various operational systems needed to support growth.Since beginning his career in the restaurant industry in 1971, Mr. Butorac has served at various times as a senior operations executive, consultant, and restaurant owner and operator for such restaurants as KFC, Zapata/Zantigo Mexican Restaurants, Fuddrucker, Inc., Chi-Chi's, Inc., Rib Tavern, Inc. and Two Peso Mexican Cafes. Mr. Butorac has 29 years of restaurant management experience.

James M. Mulrooney has served as Executive Vice President and Chief Financial Officer since we were formed in November 1994, and is a Director. Mr. Mulrooney is also a member of TW Evansville, LLC, a Tumbleweed franchisee. From November 1988 to August 1994, Mr. Mulrooney was Senior Vice President of Finance, Vice President and Treasurer of NTS Corporation, a regional real estate development firm headquartered in
                                       35

Louisville, Kentucky. From May 1982 to June 1988, Mr. Mulrooney held various positions with Chi-Chi's, Inc., including four years as Vice President and Treasurer, where he was responsible for developing accounting systems, public financings, and acquisitions. Before beginning his career in the restaurant industry in 1978, Mr. Mulrooney served for four years with the public accounting firm of Alexander Grant & Company. Mr.Mulrooney has 17 years of restaurant management experience.

John L. Brewer has served as Vice President of Operations for us since April 1996. From 1993 to 1996, Mr. Brewer was the President and Chief Executive Officer of East Side Restaurants, LLC, which operates nine restaurants in Phoenix, Arizona. Mr. Brewer previously served for 15 years with Bob Evans
Farms, Inc., where he served as Vice President and Regional Director of Restaurant Operations with responsibility for developing new markets and increasing sales and profit in existing markets in a six-state region, as well as in other capacities. Mr. Brewer has 23 years of restaurant management experience.

Wayne P. Jones joined us as Vice President of Marketing and Development in August 1997 after concluding four years as Executive Director and Chief Executive Officer of the Pizza Hut Franchise Association, comprising 3,300 Pizza Hut restaurants. Mr. Jones began his career in the restaurant industry in 1969. At various times, he has served as President of Marcus Restaurants, Senior Vice President of Marketing and Development at Chi- Chi's, Inc., President of General Mills' Casa Gallardo Mexican Restaurant division, and Vice President of Marketing for Kentucky Fried Chicken. Mr. Jones has also held positions as
Adjunct Professor of Marketing and Entrepreneurship at Indiana University-Southeast and the Barton School of Business at Wichita State University. Mr. Jones is a member of TW-Glasgow, Inc., TW Evansville, LLC, and TW of Shelbyville, LLC, all Tumbleweed franchisees, and has 30 years of restaurant management experience.

Gary T. Snyder joined us as Director of Training and Human Resources in June 1996 and was appointed Vice President of Company Operations in April 1998. Mr. Snyder previously served for 17 years with Bob Evans Farms,Inc. where he was responsible for restaurant operations and human resources. Mr. Snyder has 20 years of restaurant management experience.

Glennon F. Mattingly joined us as Controller in March 1995 and was named Vice President-Controller in April 1998. Before coming to Tumbleweed, Mr. Mattingly held various positions with Chi-Chi's, Inc. including six years as Director of Budgeting and Financial Analysis. Before beginning his career in the restaurant industry in 1984, Mr. Mattingly served with the public accounting firm Deloitte, Haskins and Sells for two years and taught accounting at Trinity High School in Louisville, Kentucky for seven years. Mr. Mattingly has 15 years of restaurant management experience.

Gregory A. Compton joined us in June 1998 as Vice President, Secretary and General Counsel. Mr. Compton is a member of TW Evansville, LLC, a Tumbleweed franchisee. From March 1992 to June 1998, Mr. Compton served as Senior Vice President, Secretary and General Counsel of NTS Corporation, a regional real estate development firm headquartered in Louisville, Kentucky. Prior to his employment with NTS Corporation, Mr. Compton practiced as an attorney in the Real Estate and Corporate Finance department of Greenebaum, Doll & McDonald, a Louisville, Kentucky law firm. Mr. Compton has five years restaurant management experience.

David M. Roth was a founding member of Tumbleweed, LLC, served on its Board of Advisors from its inception in 1994, and is a Director. Mr. Roth is also an investor and/or member of the governing boards of a number of Tumbleweed franchisees and one Tumbleweed licensee--TW-Tennessee, LLC, TW-Indiana, LLC, TW-Seymour, LLC, TW-Medina, LLC, TW Evansville, LLC, TWED-Beckley, Inc., TWED-Charleston, Inc., TW-Rivertown, LLC and Tumbleweed International, LLC. Mr. Roth is currently of counsel in the Louisville, Kentucky law firm of Goldberg & Simpson, P.S.C., and from December 1993 to August 1999 was a principal in the Louisville, Kentucky law firm of Roth Foley Bryant & Cooper, PLLC, the successor-in-interest to a law firm established by him in January 1993. From March 1992 to December 1993, Mr. Roth served as the General Counsel, Vice President and Secretary of Analytical Risk Management, Ltd., and its successor-in-interest, ARM Financial Group, Inc. From September 1979 to January 1993, Mr. Roth was engaged in the private practice of law with the firm of Greenebaum Doll & McDonald in Louisville, and prior to that time, from 1975 to 1979, Mr. Roth was an attorney with the Chief Counsel's Office of the Internal Revenue Service, Interpretative Division, in Washington, D.C.

Minx Auerbach served as a member of the Board of Advisors of Tumbleweed, LLC from January 1995 until the merger with Tumbleweed, Inc., and is a Director. From 1975 to 1979, Ms. Auerbach was the Director of Consumer Affairs for the City of Louisville, Kentucky. From 1979 to 1984, she served as the Executive Assistant to the County Judge Executive of Jefferson County, Kentucky. Ms. Auerbach has been a member of the Board of Trustees of the University of Louisville since 1991, serving as Chair from 1996 to 1997. She has also served as Chair and a member of the Louisville and Jefferson County Planning Commission and as Chair of the Louisville Science Center.

Lewis Bass served as a member of the Board of Advisors of Tumbleweed, LLC from January 1995 until the merger with Tumbleweed, Inc., and is a Director. Mr. Bass is currently retired. From 1952 to 1980, Mr. Bass was President of Bass and Weisberg Realtors where his specialties were commercial real estate, property management and marketing. Prior to that, he was Marketing Director and partner for Associated Theatres from 1983 until 1987. Mr. Bass was an original stockholder of Humana Inc.

W. Roger Drury served as a member of the Board of Advisors of Tumbleweed, LLC from January 1995 until the merger with Tumbleweed, Inc., and is a Director. Mr. Drury was Chief Financial Officer of Humana Inc. from 1992 until 1996 and Senior Vice President of Finance from 1988 to 1992. He joined Humana, Inc. in 1979 and became Vice President-Comptroller in 1983. Mr. Drury served as a certified public accountant with Coopers & Lybrand in New York and Louisville from 1971 until 1979.

George R. Keller is the founder of Tumbleweed and served on the Board of Advisors of Tumbleweed, LLC from 1995 until the merger with Tumbleweed, Inc., and is a Director. From 1975 to January 1995, Mr. Keller served as Chief Executive Officer of Tumbleweed Mexican Food, Inc.and Tumbleweed Concepts, Inc. Mr.Keller currently serves on the Board of Stockyards Bank, Inc. Mr.Keller has 23 years of restaurant management experience.

Terrance A. Smith was elected as a Director in June 1998. Mr. Smith is currently the President of Tumbleweed International LLC. From 1988 to 1997, Mr. Smith was the President and CEO of Chi-Chi's International Operations, Inc. Mr. Smith has 29 years of restaurant management experience.

Classification of Directors

         Our by-laws provided that each director would serve a term expiring at our annual meeting of stockholders in 2000, which is scheduled for May 11, 2000, and until his or her successor is elected and qualified. At its February 16, 2000 meeting, our board of directors approved a division of its members into three classes. The term of the Class I directors will expire at the 2003 annual meeting of stockholders, the term of the Class II directors expires in 2002 and the term of the Class III directors expires in 2001, provided that the directors in each class will hold office until their successors are duly elected and qualified. At each annual meeting of stockholders beginning in 2001, one class of directors will be elected to a three-year term.

Committees of the Board

         The Audit Committee and Compensation Committee of the board of directors each consists of three directors, none of whom can be an officer or employee. The duties of the Audit Committee are to recommend to the whole board of directors the selection of independent auditors to audit annually our books and records, to review the activities and report of the independent auditors, and to report the results of such review to the whole board of directors. The Audit Committee also monitors our internal audit controls. The duties of the Compensation Committee are to review the performance of our executive officers and to recommend annual salary and bonus amounts for executive officers. In addition, the Compensation Committee reviews our compensation policies and practices and benefit plans to ensure that they meet corporate objectives.

                             EXECUTIVE COMPENSATION

The following table sets forth the cash compensation earned for the last three years by our chief executive officer and our executive officers whose total salary and bonus exceeded $100,000 during 1999.




                                              Summary Compensation Table
                                              --------------------------
                                                                                           Long-Term        All Other
                                                Annual Compensation                       Compensation     Compensation
                                                -------------------                       ------------     ------------
Name and Principal                                                         Other Annual       Stock
    Position                       Year         Salary         Bonus       Compensation      Options#
    --------                       ----         ------         -----       ------------      --------

John A. Butorac, Jr.              1999        $203,400        $71,190        $  6,000           0            $    0
President and Chief
Executive Officer                 1998         200,000         70,000          23,777           0                 0

                                  1997         159,134         50,872          21,099           0                 0

James M. Mulrooney                1999         177,975         62,292           6,000           0                 0
Executive Vice President
and Chief Financial               1998         175,000         61,250          23,122           0                 0
Officer
                                  1997         132,611         42,394          21,016           0                 0

John L. Brewer                    1999         121,321         22,300           3,600     80,000(1)(2)            0
Vice President of
Operations                        1998         115,500         14,020           3,600           0              7,846 (5)

                                  1997         105,940         30,946           3,600           0                 0

Wayne P. Jones                    1999         115,526         22,090           3,600     55,000(1)(2)            0
Vice President of
Marketing and                     1998         112,291         14,026           3,600           0                 0
Development (3)
                                  1997          29,167          5,775           3,600           0             18,978 (5)

Gregory A. Compton                1999         103,963         16,335           3,600     55,000(1)(2)            0
Vice President, Secretary
& General Counsel (4)             1998          54,549              0           1,800           0                 0

(1) 60,000 options were granted to Mr. Brewer, and 50,000 options were granted to each of Messrs. Jones and Compton, on February 15, 1999, under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(2) 20,000options were granted to Mr. Brewer, and 5,000 options were granted to each of Messrs. Jones and Compton, on December 17, 1999, under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(3) Mr. Jones joined Tumbleweed,LLC, our predecessor,  in August 1997.
(4) Mr. Compton joined  Tumbleweed,  LLC, our predecessor, in June 1998.
(5) Represents relocation expenses.

INCENTIVE COMPENSATION PLAN. To ensure that an important portion of compensation is based on performance, the annual bonus payable to our executive officers is based upon our attainment of targeted performance measurements. All other salaried employees other than store-level managers participate in the bonus plan. Each executive earns incentive compensation if we achieve stated performance goals. At the beginning of each fiscal year, the Compensation Committee establishes a bonus amount expressed as a percentage of salary for each participant. The amount of the bonus earned by a participating executive is based upon the extent to which we attain or exceed attainment of specified performance goals. The Compensation Committee has the right to make adjustments to the plan as deemed necessary.

         For executive officers other than Mr. Butorac and Mr. Mulrooney, payments are determined and made to participants on a quarterly basis. Mr. Butorac's and Mr. Mulrooney's bonus compensation is calculated and accrued on a quarterly basis in a similar manner, however, the incentive compensation payment is not made for the year until after the fourth quarter is determined and approved by the Compensation Committee. The Compensation Committee has the option of approving discretionary payments under the plan to Messrs. Butorac and Mulrooney, and other participants in the plan, in consideration of special circumstances which may interfere with the attainment of the annual net income goal.

EMPLOYMENT AGREEMENTS. We entered into employment agreements with John A. Butorac, Jr. and James M. Mulrooney on June 23, 1998 (effective upon consummation of the Reorganization), which entitled Mr. Butorac and Mr. Mulrooney to receive a first year base salary of $200,000 and $175,000, respectively, and bonus compensation based upon the Incentive Compensation Plan formula. See "Incentive Compensation Plan" above. The agreements have an initial term of five years and extend automatically each year for one additional year unless both parties agree to termination prior to the end of any term. If we terminate the employment agreement without cause, the executive would be entitled to receive continued salary and benefits for a twelve month period. If the employment agreement is terminated by us for cause, the executive is not entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary and bonuses earned through such date. Upon any termination of employment, the terminated executive is prohibited from competing with us for two years. Under the terms of the employment agreements, both Mr. Butorac and Mr. Mulrooney report directly to the board of directors with Mr. Butorac having primary responsibility for operational, marketing, training, franchising, purchasing and commissary matters and Mr. Mulrooney having primary responsibility for financial, banking, accounting, legal and construction matters.

Stock Incentive Plan

         The Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan (the "Plan") provides for the granting of any of the following awards to our eligible employees or directors and those of our subsidiaries:

o employee stock options, including both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs") and options that do not qualify as ISOs;
o         automatic grants of  options to non-employee directors;
o         stock appreciation rights; and
o         restricted stock and performance stock awards.

The Plan is intended to provide incentives and rewards for employees and directors to support the implementation of our business plan and to align the interests of employees and directors with those of our stockholders.

         The Plan is administered by the Compensation Committee. The Committee is comprised of two or more independent directors, who cannot be current employees and who do not receive any remuneration from us in any capacity other than as a director. The Committee is authorized, among other things, to determine employees to whom grants of awards will be made and take such action as it deems necessary or advisable for the administration of the Plan. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the Plan. The Committee has no discretion with respect to the terms and conditions of the options granted automatically to nonemployee directors under the Plan. See "Director Compensation" below.

         The Common Stock subject to the Plan will be authorized but unissued shares or previously acquired shares. The number of shares of Common Stock available for grant of awards under the Plan equals the greater of 635,000 shares, or 10% of the number of shares of Common Stock outstanding from time to time, including 100,000 shares reserved for options automatically granted to non-employee directors under the Plan.

         As of December 31, 1999, we had granted options for a total of approximately 493,000 shares to eligible employees and 72,000 shares to non-employee directors. None of the grants of options were awarded to Mr. Butorac or Mr. Mulrooney. The exercise price of the options granted prior to December 17, 1999, was set at $10.00 per share, equal to the initial public offering price. The exercise price of grants subsequent to December 17, 1999, will be equal to the closing market price as of the day before the date of such grant. Stock options granted under the Plan will be exercisable for a term of not more than ten years, as determined by the

Committee.  The option grants will become  exercisable  for 33% of the number of
shares  subject  to  the  option  on  each  of  the  first,   second  and  third
anniversaries of the date of grant.

         Prior to February 16, 2000, the non-employee directors received a fee of $1,000 for each board of directors meeting attended and received $1,000 per committee meeting attended unless the committee meeting was on the same day as the board of directors meeting. Committee chairmen received an additional $1,000 for each committee meeting. Effective as of the meeting of the board held on February 16, 2000, in order to help ensure the ability of the board to continue to attract and retain qualified and desirable members, the board agreed that the non-employee directors will receive a fee of $2,000 for each meeting of the board, and a fee of $500 for each committee meeting attended. Committee chairmen will receive an additional $1,500 for each committee meeting. In addition, non-employee directors will receive annual grants of options to purchase shares of Common Stock under the Plan. During 1999, each non-employee director received a grant of options to purchase 10,000 shares, and a separate grant of 2,000 shares, of Common Stock. Each new non-employee director will be granted options to purchase 10,000 shares of Common Stock on the date of his or her first election. All options granted to directors will become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant. As of December 31, 1999, there were 72,000 options issued and outstanding to our directors.

Limitations of Liability and Indemnification Matters

         As permitted by the Delaware General Corporation Law, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Certificate of Incorporation provides that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

         Although all of the transactions described below necessarily involve conflicts of interest, management believes that all of the transactions were entered into on terms comparable to those obtainable from unrelated third parties, based on a comparison of terms and conditions available from third parties. In August 1998, our board of directors adopted a policy that all future transactions between us and our officers, directors, principal shareholders and affiliates must be approved by the Audit Committee and by a majority of the independent members of the board of directors who do not have an interest in the transaction, and generally must be on terms no less favorable to us than those obtainable from unrelated third parties.

                           LEASES WITH RELATED PARTIES

         We lease the facilities and related real property for our Bardstown Road and Valley Station restaurants from TW-DixieBash, LLC, a limited liability company in which David M. Roth, John A. Butorac, Jr. and James M. Mulrooney, all of whom are members of our board of directors, own substantial interests. The Bardstown Road and Valley Station restaurants opened in November 1997 and January 1998, respectively. Under the terms of the Bardstown Road and Valley Station subleases, we built the restaurant facilities as specified in approved plans, and the Lessor was obligated to reimburse us for construction expenses not to exceed $700,000 and $500,000, respectively.

         The Bardstown Road sublease requires us to also pay all rent due to the landowner under the ground lease agreement with Bashford Manor Mall, Joint Venture. The sublease also provided for interest to be paid during the construction period based on TW-DixieBash's investment until the restaurant commenced operations and $7,000 per month thereafter plus 30% of the restaurant's positive net cash flow. The lease is for a twenty-year term with no option to renew. We paid rent totaling $203,326 to TW-DixieBash ,LLC for the Bashford Manor restaurant during 1999.

         The Valley Station sublease requires us to pay all rent due to the landowner under the Holiday Station Associates Limited Lease. The sublease also provided for interest to be paid during the construction period based on TW-DixieBash's investment until the restaurant commenced operations, and $5,000 per month thereafter, plus 30% of the restaurant's positive net cash flow. The sublease is for a twenty-year term with options to renew for three additional five-year terms. We paid rent totaling $131,916 during 1999 under the Valley Station sublease.

                        OTHER RELATED PARTY TRANSACTIONS

         KELLER, LLC. On April 1, 1999, we purchased the land and building, including improvements, of the Springdale, Ohio restaurant from Keller, LLC (a limited liability company in which George R. Keller, a member of our board of directors owns a substantial interest), the lessor of the property, for $1,625,000. The purchase was made for an amount substantially equal to the costs originally expended by Keller, LLC in the purchase of the land and construction of the improvements, which approximated the fair market value as determined by an independent appraisal. At the time we purchased the restaurant, we entered into a modification agreement with a local bank to increase a line of credit and to place a mortgage on the land and building to secure the increased line of credit. At the time of the purchase, our capital lease obligation to Keller, LLC was terminated. Prior to the purchase, we leased the Springdale, Ohio restaurant from Keller, LLC and during 1999 paid rent totaling $46,700 to Keller, LLC.

         DOUGLASS VENTURES. On July 1, 1999, we purchased the land and building, including improvements, of the Bowling Green, Kentucky restaurant from Douglass Ventures (a Kentucky general partnership and one of our stockholders, and of which David M. Roth, a member of our board of directors, is a general partner) and an unrelated third party, the co-lessors of the property, for $884,640. The purchase price was calculated in accordance with the lease agreement which approximated the fair market value as determined by an independent appraisal. At the time of the purchase, our lease obligation was terminated. The purchase price was funded by cash reserves and funds drawn on our line of credit. Prior to the purchase,we leased the Bowling Green, Kentucky restaurant from Douglass Ventures and during 1999 paid rent totaling $26,000 to Douglass Ventures.

         TUMBLEWEED INTERNATIONAL, LLC. In August 1997, we entered into the International Agreement with Tumbleweed International LLC, a restaurant developer based in Brussels, Belgium. The International Agreement grants certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. See "Business--International Licensing Agreement." International is a limited liability company owned by three corporations controlled by a group of stockholders including Terrance A. Smith, David M. Roth, Minx Auerbach and George R. Keller, who are members of our board of directors. In 1999, International paid $18,700 in fees to us under the International Agreement. The members of International are also shareholders in TWED-Charleston, Inc., which is constructing a Tumbleweed restaurant in Charleston, West Virginia. We will manage this restaurant under a Management Agreement which provides for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. TWED-Charleston did not pay any sums to us during 1999.

         T.M. RIDERS, LLC. During 1996, we sold certain assets of our four food court restaurants and our 50% interest in a joint venture which operates a food court to T.M. Riders, LLC (T.M. Riders). In exchange for essentially all the assets of the food courts and our interest in the joint venture, we received $100,000 in cash and a note receivable for $500,000, due in annual installments of $100,000 plus interest at the rate of 8% per year beginning December 1, 1997 over five years. The gain on the sale of the food courts and interest in the joint venture of approximately $71,300 is included in other revenues in 1996.

         In February 1997, we invested a nominal amount in T.M.Riders in exchange for a 9.5% interest of the common membership units of T.M. Riders. The Managing Directors of T.M. Riders included John A. Butorac, Jr., James M. Mulrooney, David M. Roth and George R. Keller, all of whom are members of our board of directors. Minx Auerbach, a member of our board of directors, and Messrs. Roth and Keller also owned membership interests in T.M. Riders. In September 1998, we relinquished our interest in T.M. Riders.

         In December 1998, we assigned the T.M. Riders' promissory note receivable, which had an outstanding principal balance of $400,000 as of the date of assignment, to the Common Members of Tumbleweed, LLC, which included Messrs. Butorac, Mulrooney and Roth, who are members of our board of directors. In consideration for the assignment, each Common Member assigned to Tumbleweed, LLC a proportionate amount of their respective Common Member interests. This transaction was accounted for as a distribution to the Common Members of Tumbleweed, LLC and the number of shares of common stock these members received in our merger was reduced by 40,000 shares.

         In 1999, T.M. Riders ceased operations, closed its delivery locations and sold its interests in the Tumbleweed food court operations to TW-Indiana, LLC, one of our existing franchisees in which David M. Roth, a director, is a member. In 1999, we received payment of $14,520 in royalties and fees from T.M. Riders for accounting and administrative services. During 1999, we purchased certain computer equipment from T.M.
Riders for use in our stores for $60,000.

         TW-TENNESSEE, LLC. In February 1997, we invested a nominal amount to acquire a 9.5% common member interest in TW-Tennessee, LLC ("TW-Tennessee"), which was organized to develop and operate Tumbleweed full service restaurants as our franchisee. David M. Roth, one of our directors, also owns a membership interest in TW-Tennessee. On September 30, 1998, we sold our interest in TW-Tennessee to certain members of Tumbleweed, LLC for $25,000.

         We guaranteed renewals of certain guaranteed indebtedness and any replacement indebtedness of TW- Tennessee, to the extent and in amounts not to exceed the amounts guaranteed as of September 30, 1998. As of December 31, 1999, we have guaranteed certain TW-Tennessee obligations as follows: a) up to $1,200,000 under a bank line of credit, b) approximately $2,800,000 of the principal advanced under a lease financing agreement, and c) equipment leases with a bank totaling $831,476 jointly and severally with TW-Tennessee common members. During 1999, the landlord under the lease financing agreement declared TW-Tennessee to be in default, and accelerated the rent obligations under the leases. Negotiations are continuing between the landlord and the principals of TW-Tennessee regarding the restructuring of the lease obligations, and we believe that TW-Tennessee's default under the leases will not ultimately have a material adverse impact on our financial position, results of operations or cash flows.

         In 1999, TW-Tennessee paid royalties and franchise fees of $159,395, and other fees of $27,346 to us under the franchise agreement.

         TW-INDIANA, LLC. David M. Roth, a director, is a member of TW-Indiana, LLC, which in April 1998 acquired the franchise rights to five full-service Tumbleweed restaurants in Indiana and Kentucky from a third party. During 1999, TW-Indiana signed a Development Agreement with us for the development of up to ten additional Tumbleweed restaurants in certain specified territories in Indiana and Kentucky. Mr. Roth and TW- Indiana, LLC are also members of TW-Seymour, LLC, a franchisee which is operating a full-service Tumbleweed restaurant in Seymour, Indiana. During 1999, we received royalties and franchise fees and other fees of $361,382 and $76,198 from TW-Indiana and TW-Seymour, respectively.

         TW-MEDINA, LLC. David M. Roth, a director, is a member of TW-Medina, LLC, a franchisee which is operating a full-service Tumbleweed restaurant in Medina, Ohio. We manage this restaurant under a Management Agreement which provides for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. In 1999, TW-Medina paid royalties and franchise fees of $51,771, and other fees of $10,870 to us under the franchise agreement.

         TW EVANSVILLE, LLC. David M. Roth, John A. Butorac, Jr., and James M. Mulrooney, directors, and Gregory A. Compton, an officer, are members of TW-Evansville, LLC, a franchisee which is operating a full-service Tumbleweed restaurant located in Evansville, Indiana. We manage this restaurant under a Management Agreement which provides for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. In 1999, TW- Evansville paid royalties and franchise fees of $38,257, and other fees of $2,172 to us under the franchise agreement.

         TWED-BECKLEY, INC. David M. Roth, a director, is a principal of TWED-Beckley, Inc., which is constructing a full-service Tumbleweed restaurant in Beckley, West Virginia. TWED-Beckley did not pay any sums to us during 1999.

         TW-RIVERTOWN, LLC. David M. Roth, a director of the Company, is a member of TW-Rivertown, LLC, which is constructing a full-service Tumbleweed restaurant in Grandville, Michigan. TW-Rivertown did not pay any sums to us during 1999.

         GOLDBERG & SIMPSON, P.S.C. During 1999, David M. Roth, a director, was a principal in the law firm of Roth Foley Bryant & Cooper, PLLC, which provided legal services to us during 1999 and was paid $158,040 in fees for legal services. During 1999, the principals of Roth, Foley Bryant & Cooper ended their affiliation and Mr. Roth became Of Counsel with the law firm of Goldberg & Simpson, P.S.C. which provided legal services to us during 1999 and which we expect to render services to us in the future. We paid $3,913 in fees for legal services rendered by Goldberg & Simpson, P.S.C. during 1999.

                             PRINCIPAL STOCKHOLDERS

         The following table presents the number of shares of Common Stock beneficially owned as of March 17, 2000, by:

o each person we know to beneficially own 5% or more of the outstanding shares of our common stock;
o each of our directors;
o each of our executive  officers named in the Summary Compensation Table; and
o all of our officers and directors as a group.

A person beneficially owns shares if the person has or shares voting or investment power with respect to the shares or has the right to acquire such power within 60 days. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to the listed number of shares.




                                                     Amount and Nature
                                                  of Beneficial Ownership
                                                  -----------------------
                   Name and Address of          Number            Percentage
                   Beneficial Owner            of Shares           of Class
                   ----------------            ---------           --------
Non-Directors      TW Funding, LLC             400,000 (1)           6.8  %
                   1900 Mellwood Avenue
                   Louisville, KY 40206

                   Gerald A. Mansbach (2)      498,002 (1)           8.5
                   Mansbach Metal Co.
                   1900 Front Street
                   Ashland, KY 41101

Directors and      John A. Butorac, Jr.      1,716,439 (1)(3)       29.2
Executive          1900 Mellwood Avenue
Officers           Louisville, KY 40206

                   James M. Mulrooney        1,286,802 (1)(10)      21.9
                   1900 Mellwood Avenue
                   Louisville, KY 40206

                   George R. Keller            617,719 (9)(15)      10.5
                   4201 Paoli Pike
                   Floyd Knobs, IN 47119

                   David M. Roth               781,761 (1)(4)(15)   13.3
                   200 South Fifth Street
                   Suite 300S
                   Louisville, KY 40202

                   Minx M. Auerbach            154,753 (5)(15)       2.6

                   Lewis Bass                   73,334 (8)(15)       1.3

                   W. Roger Drury               27,201 (15)           '*

                   Terrance A. Smith             6,334 (15)           '*

                   John L. Brewer               24,010 (6)(12)        '*

                   Wayne P. Jones               37,166 (11)(13)       '*

                   Gregory A. Compton           37,166 (11)(13)       '*

                   All current directors and
                   executive officers        3,919,283 (7)(14)(16)  66.8
                   as a group (13 persons)
----------------
'*       Indicates less than 1%.

(1) Messrs. Butorac, Mulrooney, Roth and Mansbach share voting power with respect to these shares, which have been included in their respective totals.

(2)      Mr. Mansbach is the brother of Ms. Auerbach, who is a director.

(3) Mr. Butorac and his wife hold 915,844 shares jointly. Mr. Butorac's wife also holds 400,595 of the listed shares as trustee for their children.

(4) Mr. Roth's wife holds 147,673 of the listed shares. Mr. Roth's shares also include 187,736 shares held or beneficially owned by entities controlled by members of his family.

(5) Ms.Auerbach holds 151,419 of these shares as trustee for a family trust.

(6) Includes 4,000 shares held by TW Funding, LLC allocated to Mr. Brewer based on his relative ownership interest in TW Funding, LLC.

(7) Shares held by TW Funding, LLC have been included for purposes of calculating the beneficial ownership of the group.

(8)      Includes 70,000 shares held in a family trust.

(9) Includes 3,000 shares held by Mr. Keller's wife as trustee under trusts for Mr. Keller and his children, and 1,000 shares held by Mr.Keller as trustee for a personal trust.

(10) Mr. Mulrooney holds 806,200 of the listed shares. Mr. Mulrooney's wife and children hold 80,602 of the listed shares.

(11) Includes 20,000 shares held by TW Funding, LLC allocated to each individual based on his relative ownership interest in TW Funding, LLC.

(12) Includes 20,000 shares representing one-third of the options granted to Mr. Brewer on February 15, 1999, which he had the right to acquire as of February 15, 2000.

(13) Includes 16,666 shares representing one-third of the options granted to the named officer on February 15, 1999, which the officer had the right to acquire as of February 15, 2000.

(14) Includes 53,332 shares, representing one-third of the options granted to Messrs. Brewer, Compton and Jones, which they had the right to acquire as of February 15, 2000.

(15) Includes 3,333 shares, representing one-third of the options granted to the named Director on February 15, 1999, which the Director had the right to acquire as of February 15, 2000.

(16) Includes 19,998 shares, representing one-third of the options granted to the named Directors on February 15, 1999, which they had the right to acquire as of February 15, 2000.

TW FUNDING, LLC

         The members of TW Funding, LLC have guaranteed a loan incurred by TW Funding to finance its purchase of 400,000 shares of common stock in our initial public offering in January 1999. The shares held by TW Funding, as well as 1,900,000 shares of common stock of which 1,800,000 shares are beneficially owned by the individuals listed below who are our directors, have been pledged to secure the loan and their guarantee. The loan is due on the earlier to occur of the date 30 days after the sale of any of the assets of TW Funding, which consist entirely of 400,000 shares of Common Stock, or December 31, 2000. This pledge totals 2,300,000 shares of Common Stock.


Shareholder                       Shares Pledged
-----------                         --------------
John A. Butorac                        800,000
James M. Mulrooney                     800,000
David M. Roth                          200,000
       Total                         1,800,000


                              SELLING SHAREHOLDERS

         An aggregate of 5,105,000 shares of common stock was issued to the members of Tumbleweed, LLC in our merger, and represented 86.8% of the shares of Common stock outstanding at that time.

         The 5,105,000 shares of common stock issued in our merger with Tumbleweed, LLC have been registered under the Securities Act and have been eligible for sale by the selling shareholders listed below since issued to them, subject to a restriction on trading which expired September 30, 1999.

         The following table sets forth certain information with respect to the original selling shareholders. We will not receive and have not received any of the proceeds from the sale of such shares. There are no material relationships between us and any of the selling shareholders, nor have any such material relationships existed within the past three years, except for the transactions relating to the issuance of such shares and except as set forth under "Certain Transactions." Because the selling shareholders may have sold and may sell a portion of their shares of common stock at any time and from time to time, we cannot estimate the number of shares of common stock that each selling shareholder may retain upon completion of the offering by the selling shareholders.


                                    Beneficial Ownership
                                    --------------------
                                No. of Shares       Percentage
                                -------------       ----------
Selling Shareholder                                  of Total
-------------------                                  --------
                                                    Shares (1)
                                                    ----------

Dr. & Mrs. Edward Adler           13,354                *

R. Lee Armbruster                 20,031                *

Robert Auerbach                   13,354                *

Minx M. Auerbach, Trustee -
Auerbach Gift Trust #2           151,420              2.6%

Mitchel F. Bass                    5,342                *

Ned M. Bass                        5,342                *

Richard Bass                       5,342                *

                                                    Beneficial Ownership
                                                    --------------------
                                                 No. of Shares    Percentage
                                                 ------------     ----------
Selling Shareholder                                                of Total
-------------------                                                --------
                                                                   Shares (1)
                                                                   ----------

Mary T. Bass                                         2,671            *

Steven A. Bass and Mary T. Bass, Trustees -
 Anna Logan Bass Trust                               2,671            *

Steven A. Bass and Mary T. Bass, Trustees -
 Elle Leah Bass Trust                                2,671            *

Lewis Bass                                          53,417            *

Steven A. Bass                                      16,025            *

Donald W. Bennett                                   13,354            *

Kevin L. Bergman                                     3,339            *

Sandra Berman                                       13,354            *

Mr. and Mrs. Randall L. Bloch                       26,708            *

James D. Bohanon                                    26,708            *

David S. Bowen                                       3,339            *

Jay Brodsky                                         13,354            *

Mona Brodsky                                        13,354            *

Randy Brodsky                                        3,339            *

John A. Butorac, Jr., Group                      1,316,438          22.4%

Robert Camighan, M.D.                               13,354            *

Ballard W. Cassady, Jr.                             13,354            *

Chase Family Trust                                  13,354            *

Dr. and Mrs. Angelo A. Ciliberti                    13,354            *

Bruce M. Cohen                                       6,677            *

Burton Cohen, M.D.                                   6,677            *

Helane P. Cooper                                    93,015           1.6%

Tamara Todd Cotton                                  13,354            *

CSJ Ventures                                        13,354            *

D & D Investments                                    6,677            *

Douglass Ventures                                   89,085           1.5%

W. Roger Drury                                      21,367            *

                                                    Beneficial Ownership
                                                    --------------------
                                                 No. of Shares    Percentage
                                                 -------------    ----------
Selling Shareholder                                                of Total
-------------------                                                --------
                                                                  Shares (1)
                                                                  ----------

Lisa M. Eisen                                        3,339            *

Jeffrey A. Evans                                     1,335            *

Stephen J. Evans, C.P.A.                             1,335            *

Ronald J. Fadel, M.D.                               13,354            *

Donald Farris                                       26,708            *

Michael M. Fleishman                                 6,677            *

Dr. and Mrs. Larry D. Florman                       28,216            *

W. Sterrett Foster, M.D.                             6,677            *

Mr. and Mrs. John Franco                            26,708            *

Gary L. Fuchs, M.D.                                  6,677            *

Cyrus Ghazi, M.D.                                   13,354            *

Ronald Greenberg                                    28,216            *

Timothy Haas                                        13,354            *

Sandra Barr Hammond                                 13,354            *

Arthur P. Hipwell                                   21,367            *

William S. Hitron                                    5,342            *

David L. Hyman                                      26,708            *

Robert A. Jones                                     13,354            *

George Keller                                      514,500           8.7%

Jay Klempner                                        13,354            *

Robert A. Kohn                                      28,216            *

Kory's Investment Group                             16,025            *

James R. Lavelle, Jr.                               10,683            *

Sharon Levine                                        6,677            *

Alan N. Linker                                       6,677            *

Gerald Mansbach                                     98,002           1.7%

John M. Mayer, Jr.                                   6,677            *

Gary and Donna McCartin                              6,677            *

                                                    Beneficial Ownership
                                                    --------------------
                                                 No. of Shares    Percentage
                                                 -------------    ----------
Selling Shareholder                                                of Total
-------------------                                                --------
                                                                  Shares (1)
                                                                  ----------

Frank B. Miller, M.D.                               13,354            *

Steven L. Morguelan                                 13,354            *

Mr. and Mrs. Stuart Morguelan                       13,354            *

Douglas H. Morris, II                               57,939            *

Morris-Adams Partnership                           112,864           1.9%

William and Toni Mullins                            13,354            *

James M. Mulrooney                                 882,874          15.0%

Michael Needleman, M.D.                              6,677            *

Julie L. Nusbaum                                     3,339            *

Thomas G. O'Daniel, M.D.                             6,677            *

Ann B. Oldfather                                    13,354            *

Charles A. Osborn, Jr.                              26,708            *

Edwin H. Perry                                       6,677            *

David Pullem                                         1,335            *

Michelle Pullem                                      1,335            *

Donald Putnam                                       26,708            *

William  C. Ramsey, M.D.                             6,677            *

R. Michael Ricketts                                  3,339            *

Alan I. Roth, M.D.                                  63,842           1.1%

David M. Roth                                       27,768            *

Marsha B. Roth                                     147,673           2.5%

Elliot Roth                                         18,696            *

Richard J. Reeves                                  100,000           1.7%

Richard J. Reeves, Trustee -
  Roth-Tumbleweed Trust                            198,139           3.4%

Maxine R. Rouben                                    13,354            *

Dr. and Mrs. William S. Rubin                       26,708            *

Mr. and Mrs. Martin S. Ruby                         13,354            *

                                                    Beneficial Ownership
                                                    --------------------
                                                 No. of Shares    Percentage
                                                 -------------    ----------
Selling Shareholder                                                of Total
-------------------                                                --------
                                                                  Shares (1)
                                                                  ----------

Charles Schnatter, Trustee -                                          *
  John Schnatter Trust                               53,417

Stephen J. Evans, Trustee -                                           *
  Wayne T. Smith Trust                               53,417

Mr. and Mrs. Greg Solomas                             3,339           *

Susan P. Spickard                                    13,354           *

David Steinbrecher                                   13,354           *

Gerald D. Temes, M.D.                                 6,677           *

Valley Vista Ventures, LLC                          134,319          2.3%

Charles L. Weisberg                                  26,708           *

Rochelle Zegart, Trustee -
  Kenneth  Zegart Gift Trust                          6,677           *


* Indicates less than 1%.
(1) Determined at the time of the merger of original issuance of shares to the selling shareholders.

                              PLAN OF DISTRIBUTION

         Selling Shareholders may sell their shares from time to time in transactions in the over-the-counter market or in negotiated transactions, a combination of such methods of sale, or otherwise. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling Shareholders may sell their shares directly to purchasers, through broker-dealers, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of the shares is made by or on behalf of Selling Shareholders, to the extent required, a supplement to this Prospectus will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder' will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Common stock by the Selling Shareholders.

         We will pay all reasonable and necessary expenses in connection with the preparation of this Prospectus, including, without limitation, any and all legal, accounting and filing fees, but not including fees and disbursements of experts and counsel retained by the Selling Shareholders or underwriting discounts and commission to be paid by the Selling Shareholders.

         We have agreed to indemnify the Selling Shareholders against certain liabilities in connection with this Prospectus, including certain liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES
General

         Our Certificate of Incorporation provides that our authorized capital stock consists of 16,500,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock ("Preferred Stock"), par value $0.01 per share. No shares of Preferred Stock are issued or outstanding. As of March 31, 2000, there were 5,856,930 shares of common stock issued and outstanding.

Common Stock

         The holders of common stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to requirements, if any, regarding the setting aside of sums as sinking funds or redemption or purchase accounts, and subject further to the requirements (including any preferential rights) of the Preferred Stock outstanding, holders of Common stock are entitled to receive dividends if, as and when declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our liabilities and the liquidation preferences of any outstanding Preferred Stock.

         National City Bank, Cleveland, Ohio, acts as the transfer agent and registrar for the common stock.

Preferred Stock

         The board of directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, privileges and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations and restrictions, including, without limitation, the number of shares constituting each such series, dividend rates, redemption and sinking fund provisions, liquidation and preferences, conversion rights, and voting rights, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control without further action by the stockholders.

Certain Corporate Governance Matters

         Our board of directors currently consists of eight directors. Our Certificate of Incorporation and the Bylaws provide that: (i) the number of our directors will be fixed by resolution of the board of directors, but in no event will be less than five nor more than 11 directors; (ii) our directors in office from time to time will fill any vacancy or newly created directorship on the board of directors; (iii) our directors may be removed only for cause by the holders of at least a majority of our voting stock; (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; and (v) except as described below, special meetings of stockholders may be called only by the Chairman of the board of directors, our President or by a majority of the total number of our directors, and the business permitted to be conducted at any such meeting is limited to that stated in the notice of the special meeting. The By-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to our Secretary not fewer than 60 days nor more than 90 days in advance of the annual meeting of stockholders; provided, however, if the date of the meeting is not furnished to stockholders in a notice, or is not publicly disclosed by us, more than 70 days prior to the meeting, notice by the stockholder, to be timely, must be delivered to the President or our Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

         The By-laws also provide that stockholders desiring to nominate persons for election as directors must make their nominations in writing to our President not fewer than 60 days nor more than 90 days prior to the scheduled date for the annual meeting; provided, however, if fewer than 70 days notice or prior public disclosure of the scheduled date for the annual meeting is given or made, notice to the stockholders, to be timely, must be delivered to our President or Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

         Under applicable provisions of the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's by-laws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. The Certificate of Incorporation and By-laws provide that the provisions summarized above may not be amended by the stockholders, nor may any provision inconsistent herewith be adopted by the stockholders, without the affirmative vote of the holders of at least 85% of our voting stock, voting together as a single class.

         The foregoing provisions of our Certificate of Incorporation and By-laws may discourage or make more difficult the acquisition of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate with us. Our management believes that the foregoing measures provide benefits to us and our stockholders by enhancing our ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure us and that these benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiations relating to takeover or restructuring proposals could result in an improvement of their terms.

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date the person became an interested stockholder unless:

o Before the person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested person or the business combination;
o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
o following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification (as required by Section 203) of a transaction that is one of certain extraordinary transactions involving the corporation, is with or by a person who either has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, and is approved or not opposed by a majority of the board of directors then in office. Mr. Butorac and Mr. Mulrooney, each of whom own more than 15% of the common stock, are excluded from status as an "interested person" for purposes of Section 203.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of March 31, 2000, there were 5,849,930 shares of our common stock outstanding. All of the outstanding shares will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be sold only in compliance with the limitations of Rule 144 described below.

         In general, under Rule 144, as currently in effect, any of our Affiliates who has beneficially owned restricted securities for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

o        1% of the then outstanding shares of our common stock; or
o the average weekly trading volume of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association such as the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about us.

Options

         Options to purchase approximately 565,000 shares of common stock have been granted to employees and nonemployee directors under the Plan. Approximately 70,000 additional shares of common stock are available for future option grants under the Plan. See "Management -- Incentive Stock Plan."

                                     EXPERTS

         The consolidated financial statements of Tumbleweed, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    EXHIBITS

   EXHIBIT
   NUMBER            DESCRIPTION OF DOCUMENT
   ------            -----------------------
   2.1 Agreement and Plan of Merger, dated as of June 23, 1998, between Tumbleweed, LLC and Registrant**

   3.1     Certificate of Incorporation of Tumbleweed, Inc., as amended**

   3.2     Bylaws of Registrant*

   10.1 Master International License Agreement, dated August 29, 1997, between Tumbleweed International LLC and Tumbleweed, LLC*

   10.2    Employment Agreement between John A.Butorac, Jr.and Tumbleweed, Inc.*

   10.3    Employment Agreement between James M. Mulrooney and Tumbleweed, Inc.*

   10.4 Sublease Agreement, dated February 5, 1997, between TW-Dixie Bash, LLC and Tumbleweed, LLC (for Bardstown Road restaurant)*

   10.5 Sublease Agreement, dated February 5, 1997, between TW-Dixie Bash, LLC and Tumbleweed, LLC (for Valley Station restaurant)*

   10.6 Commitment Letter, dated June 12, 1997, between CNL Fund Advisors, Inc. and TW Tennessee, LLC*

   10.7    Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan*

   10.8    Form of Standard Franchise Agreement for Tumbleweed, LLC*

   10.9    Articles of Incorporation of Tumbleweed Marketing Fund, Inc.*

   10.10   By-laws of Tumbleweed Marketing Fund, Inc.*

   10.11   Bonus Compensation Plan for Senior Executives*

   10.12 Revolving Line of Credit Note, dated April 21, 1999, between Tumbleweed, Inc. and National City Bank of Kentucky and related Loan Agreement***

   23      Consent of Ernst & Young LLP

   99      Registration Rights Agreement between Tumbleweed, Inc. and
           Tumbleweed, LLC*

 ----------------------

   * Incorporated by reference to exhibits filed with the Commission on September 29, 1998, in Form S-1 Registration No. 333-57931.

   ** Incorporated by reference to exhibits filed with the Commission in Form 8-A filed by Tumbleweed, Inc. on February 25, 1999.

   *** Incorporated by reference to exhibits filed with the Commission on May 12, 1999 in Form 10-A, File No. 333-57931.

               INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----
 Report of Independent Auditors                                            F-1

 Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997                                         F-2

 Consolidated Balance Sheets as of December 31, 1999 and 1998              F-3

 Consolidated Statements of Redeemable Members' Equity, Members'
  Equity, Members' Retained Earnings (Deficit) and Stockholders'
  Equity for the years ended December 31, 1999, 1998 and 1997              F-4

 Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997                                         F-5

 Notes to Consolidated Financial Statements                                F-6

                      [This page intentionally left blank]

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Tumbleweed, Inc.


We have audited the accompanying consolidated balance sheets of Tumbleweed, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, redeemable members' equity, members' equity, members' retained earnings (deficit) and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tumbleweed, Inc. at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 1999 the Company changed its method of accounting for pre-opening and other start-up costs by adopting the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting the Costs of Start-Up Activities".



/s/ Ernst & Young, LLP
Louisville, Kentucky
March 3, 2000

                                Tumbleweed, Inc.

                        Consolidated Statements of Income

                                                                                      Years Ended December 31
                                                                              1999            1998            1997
                                                                           ------------------------------------------
Revenues:
   Restaurant sales                                                       $48,578,123    $ 40,490,933    $ 27,891,128
   Commissary sales                                                         1,168,836       1,041,266       1,007,011
   Franchise fees and royalties                                             1,064,952         770,806         563,056
   Other revenues                                                             532,976         504,639         365,054
                                                                           ------------------------------------------
Total revenues                                                             51,344,887      42,807,644      29,826,249

Operating expenses:
   Restaurant cost of sales                                                14,232,564      11,788,578       8,191,928
   Commissary cost of sales                                                 1,053,083         905,814         887,793
   Operating expenses                                                      24,377,631      20,881,212      14,035,693
   Selling, general and administrative expenses                             4,981,721       4,150,303       3,051,740
   Preopening expenses                                                        395,768         816,604         544,723
   Depreciation and amortization                                            1,804,757       1,442,011         971,863
                                                                           ------------------------------------------
Total operating expenses                                                   46,845,524      39,984,522      27,683,740
                                                                           ------------------------------------------
Income from operations                                                      4,499,363       2,823,122       2,142,509

Other income (expense):
   Interest income                                                             40,684          61,759          62,120
   Interest expense                                                        (1,169,590)       (931,471)       (490,718)
                                                                           ------------------------------------------
Total other expense                                                        (1,128,906)       (869,712)       (428,598)
                                                                           ------------------------------------------

Income before income taxes and cumulative effect of a
   change in accounting principle                                           3,370,457       1,953,410       1,713,911

Provision for income taxes:
   Current and deferred                                                    (1,179,659)              -               -
   Deferred taxes related to change in tax status                            (639,623)              -               -
                                                                           ------------------------------------------
Total provision for income taxes                                           (1,819,282)              -               -
                                                                           ------------------------------------------

Income before cumulative effect of a change
   in accounting principle                                                  1,551,175       1,953,410       1,713,911

Cumulative effect of a change in accounting principle, net
   of tax                                                                    (341,035)              -               -
                                                                           ------------------------------------------
Net income                                                                $ 1,210,140    $  1,953,410    $  1,713,911
                                                                           ==========================================

Basic and diluted earnings per share:
   Income before cumulative effect of a change in accounting principle    $      0.27    $          -    $         -
   Cumulative effect of a change in accounting principle, net of tax            (0.06)              -              -
                                                                           ------------------------------------------
   Net income                                                             $      0.21    $          -    $         -
                                                                           ==========================================
Pro forma income data (unaudited):
   Income before income taxes and cumulative effect of a
     change in accounting principle as reported                           $ 3,370,457    $  1,953,410    $  1,713,911
   Pro forma income taxes                                                   1,179,659)       (683,693)       (599,896)
                                                                           -------------------------------------------
   Pro forma income before cumulative effect of a change
     in accounting principle                                                2,190,798       1,269,717       1,114,015
   Cumulative effect of a change in accounting principle,
     net of tax                                                              (341,035)              -               -
                                                                           -------------------------------------------
   Pro forma net income                                                   $ 1,849,763    $  1,269,717    $  1,114,015
                                                                           ===========================================
Pro forma basic and diluted earnings per share:
   Pro forma income before cumulative effect of a change
     in accounting principle                                              $      0.37    $       0.25    $       0.22
   Cumulative effect of a change in accounting principle,
     net of tax                                                                 (0.06)              -               -
                                                                           -------------------------------------------
   Pro forma net income                                                   $      0.31    $       0.25    $       0.22
                                                                           ===========================================

See accompanying notes.

                                Tumbleweed, Inc.

                           Consolidated Balance Sheets

                                                                                                    Pro forma
                                                                            December 31            December 31
                                                                        1999          1998            1998
                                                                   ----------------------------  --------------
                                                                                                   (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                                       $    640,189   $  1,898,973   $    1,898,973
   Accounts receivable                                                  606,283        433,872         433,872
   Inventories                                                        1,597,794      1,333,591       1,333,591
   Prepaid expenses                                                     389,271        330,439         330,439
   Deferred preopening expenses                                               -        524,669         524,669
                                                                    ---------------------------   -------------
Total current assets                                                  3,233,537      4,521,544       4,521,544

Property and equipment, net                                          30,147,559     24,920,797      24,920,797

Goodwill, net of accumulated amortization of
   $551,478 in 1999 and $440,242 in 1998                              2,737,265      2,833,704       2,833,704

Other assets                                                            460,817      1,404,861       1,404,861

                                                                    ---------------------------   -------------
Total assets                                                       $ 36,579,178   $ 33,680,906   $  33,680,906
                                                                    ===========================   =============


Liabilities, Redeemable Members' Equity, Members'  Equity,
   Members' Retained Earnings (Deficit) and Stockholders' Equity
Current liabilities:
   Short-term borrowings                                           $          -   $  6,990,348   $   6,990,348
   Accounts payable                                                   1,102,024      1,781,418       1,781,418
   Accrued liabilities                                                1,771,360      1,873,651       1,873,651
   Income taxes payable                                                  61,376              -               -
   Deferred income taxes                                                286,885              -         467,420
   Current maturities on long-term
     debt and capital leases                                          1,028,443        895,310         895,310
                                                                    ---------------------------   -------------
Total current liabilities                                             4,250,088     11,540,727      12,008,147

Long-term liabilities:
   Long-term debt, less current maturities                           11,347,047      9,180,358       9,180,358
   Capital lease obligations, less current maturities                 2,769,339      3,287,296       3,287,296
   Deferred income taxes                                                489,869              -         172,203
   Other liabilities                                                    160,000         94,838          94,838
                                                                    ---------------------------   -------------
Total long-term liabilities                                          14,766,255     12,562,492      12,734,695
                                                                    ---------------------------   -------------

Total liabilities                                                    19,016,343     24,103,219      24,742,842

Redeemable members' equity                                                    -     18,924,688               -

Members' equity                                                               -        354,459               -

Members' retained earnings (deficit)                                          -     (9,701,460)              -

Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000
     shares authorized; no shares issued
     and outstanding                                                          -              -               -
   Common stock, $.01 par value, 16,500,000
     shares authorized; 5,881,630 shares issued
     and outstanding in 1999 (5,105,000 shares on a
     pro forma basis in 1998)                                            58,818              -          51,050
   Paid-in capital                                                   16,294,006              -       8,887,014
   Retained earnings                                                  1,210,011              -               -
                                                                    ---------------------------   -------------
     Total stockholders' equity                                      17,562,835              -       8,938,064
                                                                    ---------------------------   -------------

Total liabilities and stockholders' equity                         $ 36,579,178   $ 33,680,906      33,680,906
                                                                    ===========================   =============

See accompanying notes.

                                Tumbleweed, Inc.

     Consolidated Statements of Redeemable Members' Equity, Members' Equity,
          Members' Retained Earnings (Deficit) and Stockholders' Equity

                  Years Ended December 31, 1999, 1998 and 1997


                                                                        Redeemable
                                                                         Members'                      Retained
                                            Common       Paid-In     Equity - Class A   Members'       Earnings
                                            Stock        Capital          Members        Equity       (Deficit)        Total
                                       ----------------------------------------------------------------------------------------

Balance at December 31, 1996            $        -   $            -  $   20,232,519  $     6,959   $  (6,084,974) $  14,154,504
Proceeds from issuance of
     members' equity                             -                -          50,958            -               -         50,958
Distributions of members' equity                 -                -        (575,960)           -               -       (575,960)
Net income                                       -                -               -            -       1,713,911      1,713,911
Accretion of redeemable
     members' equity                             -                -       3,712,221            -      (3,712,221)             -
                                       -----------------------------------------------------------------------------------------
Balance at December 31, 1997                     -                -      23,419,738        6,959      (8,083,284)    15,343,413
Captial contribution                             -                -               -      747,500               -        747,500
Distributions of members' equity                 -                -      (1,076,288)    (400,000)              -     (1,476,288)
Assumption of members' line
     of credit                                   -                -      (6,990,348)           -               -     (6,990,348)
Net income                                       -                -                            -       1,953,410      1,953,410
Accretion of redeemable
     members' equity                             -                -       3,571,586            -      (3,571,586)             -
                                       -----------------------------------------------------------------------------------------
Balance at December 31, 1998                     -                -      18,924,688      354,459      (9,701,460)     9,577,687
Merger of Tumbleweed, LLC
     into Tumbleweed, Inc.                  51,050        9,526,637     (18,924,688)    (354,459)      9,701,460              -
Tumbleweed, Inc. balances as of
     January 1, 1999                             1              129               -            -            (129)             1
Proceeds from common stock offering          7,767        7,758,533               -            -               -      7,766,300
Public offering costs                            -         (991,293)              -            -               -       (991,293)
Net income                                       -                -               -            -       1,210,140      1,210,140
                                       -----------------------------------------------------------------------------------------
Balance at December 31, 1999            $   58,818   $   16,294,006  $            -  $         -   $   1,210,011  $  17,562,835
                                       =========================================================================================
















See accompanying notes.

                                Tumbleweed, Inc.

                      Consolidated Statements of Cash Flows


                                                                                    Years Ended December 31
                                                                            1999            1998             1997
                                                                      ------------------------------------------------

Operating activities:
   Net income                                                        $   1,210,140  $     1,953,410   $     1,713,911
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation                                                      1,650,327        1,285,833           829,250
       Amortization                                                        154,430          156,178           142,613
       Preopening cost amortization                                              -          816,604           544,723
       Deferred income taxes                                               776,754                -                 -
       Loss on disposition of property and equipment                        38,455            7,324            13,499
       Changes in operating assets and liabilities:
         Accounts receivable                                              (172,411)         (87,172)          (50,091)
         Inventories                                                      (264,203)        (508,562)         (126,573)
         Deferred preopening expenses                                      524,669       (1,074,173)         (316,822)
         Prepaid expenses                                                  (79,021)         (51,466)           19,062
         Other assets                                                      (93,756)        (114,550)          (98,042)
         Accounts payable                                                 (177,212)         104,590            31,938
         Accrued liabilities                                              (102,291)         983,396           258,784
         Income taxes payable                                               61,376                -                 -
         Other liabilities                                                  65,162          (23,746)           78,584
                                                                      ------------------------------------------------
Net cash provided by operating activities                                3,592,419        3,447,666         3,040,836

Investing activities:
   Purchases of property and equipment                                  (6,915,544)      (5,313,575)       (4,105,089)
   Proceeds from sale of food courts, net of cash
     relinquished                                                                -                -           100,000
                                                                      ------------------------------------------------

Net cash used in investing activities                                   (6,915,544)      (5,313,575)       (4,005,089)

Financing activities:
   Capital contribution from Class B members                                     -          747,500                 -
   Proceeds from issuance of members' equity                                     -                -            50,958
   Distribution of members' equity                                               -       (1,076,288)         (575,960)
   Proceeds from common stock offering                                   7,766,300                -                 -
   Proceeds from issuance of long-term debt                              8,193,436        5,580,463         3,452,361
   Payments on long-term debt and capital lease obligations             (6,411,571)      (2,329,328)       (1,654,463)
   Payment on short-term borrowings                                     (6,990,348)               -                 -
   Payment of public offering costs                                       (493,476)        (386,332)         (111,485)
                                                                      ------------------------------------------------
Net cash provided by financing activities                                2,064,341        2,536,015         1,161,411
                                                                      ------------------------------------------------

Net increase (decrease) in cash and cash equivalents                    (1,258,784)         670,106           197,158

Cash and cash equivalents at beginning of year                           1,898,973        1,228,867         1,031,709
                                                                      ------------------------------------------------
Cash and cash equivalents at end of year                             $     640,189  $     1,898,973   $     1,228,867
                                                                      ================================================

Supplemental cash flow information:
   Cash paid for interest, net of amount capitalized                 $   1,166,934  $       947,674   $       473,055
                                                                      ================================================

Noncash investing and financing activities:
   Equipment acquired by capital lease obligations                   $           -  $     1,570,246   $       967,529
                                                                      ================================================
   Public offering costs not paid at year-end                        $           -  $       502,183   $             -
                                                                      ================================================



See accompanying notes.

                                TUMBLEWEED, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

MERGER OF TUMBLEWEED, LLC AND TUMBLEWEED, INC.

Tumbleweed, Inc. (the Company) was legally formed in December 1997 and capitalized on June 23, 1998 with the issuance of 13 shares of Company common stock at $10 per share. Effective January 1, 1999, and as a result of the sale of 776,630 shares of common stock in an initial public offering (IPO), Tumbleweed, LLC (Tumbleweed) was merged into the Company. The interests of Tumbleweed members at the time of the merger were converted into a total of 5,105,000 shares of Company common stock. As of December 31, 1998, the Company had not conducted any operations and all expenditures through December 31, 1998 related to the IPO were funded and recorded by Tumbleweed. The accompanying consolidated statements of income and cash flows for the years ended December 31, 1998 and 1997 and balance sheet and pro forma balance sheet as of December 31, 1998 are those of Tumbleweed and are included for comparative purposes since it was the predecessor company.

Prior to the merger, Tumbleweed and its owners (Members) operated pursuant to an Operating Agreement dated September 19, 1994. Members of Tumbleweed consisted of Common Members, Class A Members, Class B Members and a Class C Member. Certain Common Members acted as the Managers of Tumbleweed and, acting unanimously, generally had voting control of Tumbleweed.

Class A Members had, in addition to their cash contributions, provided financing which was accounted for as redeemable members' equity prior to Tumbleweed's assumption of the debt on December 31, 1998 (see Note 7). The capital accounts of the Common, Class B and Class C Members were $6,000, $459 and $500, respectively, as of December 31, 1997 and 1996. During 1998, the Common Members received a distribution of $400,000 and the Class B Members made a capital contribution of $747,500. The capital accounts of the Common, Class B and Class C Members were $(394,000), $747,959 and $500, respectively, as of December 31, 1998.

RESTAURANT FACILITIES

The Company operates and franchises Tumbleweed Southwest Mesquite Grill and Bar full service restaurants. Following is a summary of the number of restaurants open as of December 31:




                                                  1999       1998      1997
                                                  ----       ----      ----
Company owned                                      29         25        17
Franchised and licensed                            22         18        12
                                                   --         --        --
    Total                                          51         43        29
                                                   ==         ==        ==

The restaurant facilities are located in Kentucky, Indiana, Ohio, Illinois, Wisconsin, Tennessee and five overseas restaurants are located in Germany, Saudi Arabia, Egypt and Jordan.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Pursuant to the rules and regulations of the Securities and Exchange Commission, the accompanying pro forma balance sheet for Tumbleweed as of December 31, 1998 reflects the change in capitalization attributable to the conversion of Tumbleweed's members' interests into 5,105,000 shares of Tumbleweed, Inc. common stock as if the IPO had closed on December 31, 1998 (excluding the effects of the offering proceeds). The pro forma balance sheet also reflects the deferred tax effects of Tumbleweed changing from a limited liability company (which is taxed as a partnership) to a regular corporate taxable status. Such deferred tax effects are included in income on January 1, 1999, the date the change in tax status occurred.

Additionally, pro forma net income in the accompanying pro forma income data for the years ended December 31, 1999, 1998 and 1997 reflects a pro forma adjustment to income before income taxes and cumulative effect of a change in accounting principle for federal and state income taxes as if the Company had been a regular corporate taxpayer throughout the years presented. Pro forma income taxes for 1999 excludes the deferred tax effects of Tumbleweed changing from a limited liability company (which is taxed as a partnership) to a regular corporate taxable status. Pro forma income taxes for 1998 and 1997 are at an estimated effective rate of 35%. Pro forma basic and diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding for 1999. For 1998 and 1997, the weighted average number of shares outstanding assumes the conversion of Tumbleweed's members' interests into 5,105,000 shares of common stock as of the beginning of the period.

2. Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and deposits at financial institutions with maturities of less than three months when purchased.

INVENTORIES

Inventories, which consist of smallwares, food, beverages and supplies, are stated at the lower of average cost or market.

DEFERRED PREOPENING EXPENSES

Deferred preopening expenses include the direct costs typically associated with opening a new restaurant. These costs consist primarily of costs incurred to develop the new restaurant management team, marketing and training. During 1998 and 1997, these expenses were amortized on a straight-line method over twelve months from the restaurant opening date.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting the Costs of Start-Up Activities." The SOP was effective beginning January 1, 1999 and requires that start-up costs capitalized prior to January 1, 1999 be written-off and any future start-up costs be expensed as incurred. Prior to 1999, the Company capitalized its preopening costs incurred in connection with opening new restaurant locations. The unamortized balance of the Company's deferred preopening costs ($524,669 as of December 31, 1998) was written-off (net of income taxes of $183,634) as a cumulative effect of a change in accounting principle on January 1, 1999.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on the straight-line method. Buildings and leasehold improvements are amortized over the lesser of the life of the leases, including renewal options, or the estimated useful lives of the assets, which range from ten to thirty years. Equipment is depreciated over the estimated useful lives of the assets, which range from five to ten years. Maintenance and repairs which do not enhance the value of or increase the life of the assets are charged to costs and expenses as incurred.

CONSTRUCTION IN PROGRESS

The Company capitalizes all direct costs incurred in the construction of new restaurants. Upon opening, these costs are depreciated or amortized and charged to expense based upon their property classification.

GOODWILL

Goodwill is amortized on the straight-line method over thirty years.

OTHER ASSETS

Other assets at December 31, 1998 included approximately $1,000,000 of costs incurred in connection with the Company's initial public offering. These costs were funded from the proceeds of the offering in January 1999.

LONG-LIVED ASSETS

The carrying amount of long-lived assets, including goodwill, is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined based on the estimated undiscounted cash flows of the asset over the remaining amortization period, the carrying amount of long-lived assets would be written down to current fair value, which is generally determined from estimated discounted future net cash flows (assets held for use) or net realizable value (assets held for sale).

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments approximate their fair value.

REVENUE RECOGNITION

Franchise fees are recognized when all material services, primarily site approval and management and staff training, have been substantially performed by the Company and the restaurant has opened for business. Fees received pursuant to development agreements which grant the right to develop franchised restaurants in future periods in specific geographic areas are deferred and recognized on a pro rata basis as the franchised restaurants subject to the development agreements begin operations. Franchise royalties, which are based on a percentage of monthly sales, are recognized as income when earned. Costs associated with franchise operations are expensed as incurred.

ADVERTISING COSTS

Advertising costs include Company-owned restaurant contributions to the Tumbleweed Marketing Fund, Inc. ("the Marketing Fund") and developing and conducting advertising activities, including the placement of electronic and print materials developed by the Marketing Fund. All advertising and related costs are expensed as incurred. Contributions by Company-owned and franchised restaurants to the Marketing Fund are based on an established percentage of monthly restaurant revenues. The Marketing Fund is responsible for the development of marketing and advertising materials for use throughout the Company's system. The Marketing Fund is accounted for separately and is not included in the financial statements of the Company. Company contributions to the Marketing Fund for the years ended December 31, 1999, 1998 and 1997 were $117,362, $95,674 and $66,488, respectively. Advertising expense, which includes the

Company's contributions to the Marketing Fund, for the years ended December 31, 1999, 1998 and 1997 were $1,253,392, $1,052,075 and $631,421, respectively.

INCOME TAXES

Through December 31, 1998, Tumbleweed was a limited liability company which was taxed as a partnership for federal and state income tax purposes. Accordingly, any tax liability related to income was reported by the Members of Tumbleweed.

Concurrent with the merger as described in Note 1, Tumbleweed converted from a limited liability company into a C corporation and is now subject to federal and state income taxes. As of the date of the merger, the Company recorded a net deferred tax liability and corresponding income tax expense for cumulative temporary differences between the tax basis and the reported amounts of the Company's assets and liabilities. At the date of the merger, the net differences equaled approximately $1,780,000 resulting in a net deferred tax liability and corresponding income tax expense of $639,623 which is included in the deferred income tax provision in the accompanying consolidated statement of income for the year ended December 31, 1999.

3. Property and Equipment

Property and equipment as of December 31 consist of:


                                                        1999           1998
                                                  ----------------------------

Land and land improvements                       $   8,698,101  $   6,869,638
Building and improvements                           13,312,798      9,999,830
Leasehold improvements                               2,062,449      2,318,396
Equipment                                            5,926,655      3,986,928
Building and equipment under capital leases          4,274,559      4,249,458
Construction in progress                               556,549        536,324
                                                  ----------------------------
                                                    34,831,111     27,960,574
Less accumulated depreciation and amortization      (4,683,552)    (3,039,777)
                                                  ----------------------------
                                                 $  30,147,559  $  24,920,797
                                                  ============================

4. Accrued Liabilities

Accrued liabilities as of December 31 consist of:


                                                        1999             1998
                                                  ----------------------------

Accrued payroll and related taxes                $     611,566  $     792,809
Accrued insurance and fees                             251,923        284,270
Accrued taxes, other than income and payroll           362,578        393,593
Gift certificate liability                             396,747        275,743
Other                                                  148,546        127,236
                                                  ----------------------------
                                                 $   1,771,360  $   1,873,651
                                                  ============================

5.  Long-Term Debt

Long-term debt as of December 31 consists of:



                                                         1999           1998
                                                     ---------------------------
Secured  $6,500,000  mortgage revolving line of
 credit note, bearing interest at prime rate
 plus .25% (8.75% at December 31, 1999), due
 December 31, 2002                                   $ 5,242,148   $  4,302,148

Secured  mortgage note payable, bearing interest at
 commercial paper rate plus 2.65% (8.28% at
 December 31, 1999), due February 17, 2006             2,691,433           -

Secured  mortgage note payable, bearing interest at
 prime rate plus 1% (9.5% at December 31, 1999),
 payable in monthly installments through October 1,
 2017                                                  1,061,614      1,084,274

Secured  mortgage note payable, bearing interest at
 8.75% , payable in monthly installments through
 February 15, 2008                                       957,992        991,396

Secured mortgage note payable, bearing interest
 at prime rate (8.5% at December 31,1999), payable
 in monthly installments through March 1, 2006           658,071           -

Secured mortgage note payable, bearing interest at
 prime rate plus 1.25% (9.75% at December 31,
 1999), payable in monthly installments through
 November 27, 2016                                       634,375        671,875

Secured mortgage note payable, bearing interest at
 commercial paper rate plus 3.0%                            -         1,111,928

Secured mortgage note payable, bearing interest
 at commercial paper rate plus 3.1%                         -           695,230

Other installment notes payable                          624,599        750,595
                                                     ---------------------------
                                                      11,870,232      9,607,446
Less current maturities                                  523,185        427,088
                                                     ---------------------------
Long-term debt                                       $11,347,047   $  9,180,358
                                                     ===========================

Property and equipment with a net book value of approximately $20,800,000 at December 31, 1999 collateralize the Company's long-term debt.

The aggregate annual maturities of long-term debt for the years subsequent to December 31, 1999 are as follows:

                    2000             $    523,185
                    2001                  738,509
                    2002                5,511,585
                    2003                  367,712
                    2004                  364,984
                    Thereafter          4,364,257
                                     ------------
                    Total            $ 11,870,232
                                     ============


The terms of certain loan agreements include various provisions which require the Company to (i) maintain defined net worth and coverage ratios, (ii) limit the incurrence of certain liens or encumbrances in excess of defined amounts,
(iii) maintain defined leverage ratios and (iv) prohibit the payment of dividends. Management does not believe that compliance with the credit terms will adversely impact the Company's future operations.

Interest costs capitalized during the construction period of restaurants were $50,907 in 1999, $104,231 in 1998 and $103,488 in 1997.

6.   Leases

The Company leases certain buildings and equipment under capital lease agreements with related and third parties. The equipment leases have five to seven year terms. The building leases expire in 2016 and 2017. Future minimum lease payments under the capital leases and the net present value of the future minimum lease payments at December 31, 1999 were as follows:



                                          Related          Other
                                        Party Lease        Leases        Total
                                        -----------        ------        -----

2000                                  $      84,000   $    690,849 $    774,849
2001                                         84,000        690,849      774,849
2002                                         84,000        575,393      659,393
2003                                         84,000        457,248      541,248
2004                                         84,000        261,661      345,661
Thereafter                                1,092,000      1,054,933    2,146,933
                                       -----------------------------------------
Total minimum lease payments          $   1,512,000   $  3,730,933    5,242,933
                                      =============================
Less amount representing interest
 at 6.25% to 11.3%                                                   (1,968,336)
                                                                     -----------
Net present value of lease payments                                   3,274,597
Less current maturities                                                 505,258
                                                                     -----------
Long-term portion of capital leases                                 $ 2,769,339
                                                                     ===========

The Company leases certain restaurants and equipment under operating leases having terms expiring between 2002 and 2017. Most of the restaurant facility leases have renewal clauses of five to twenty years exercisable at the option of the Company and one of the leases are with a related party. Certain leases require the payment of contingent rentals based on a percentage of gross revenues. Future minimum lease payments on operating leases at December 31, 1999 were as follows:


                 Related
                  Party          Other
                  Lease          Leases         Total
               ------------------------------------------

2000          $      60,000  $   1,344,772  $   1,404,772
2001                 60,000      1,343,853      1,403,853
2002                 60,000      1,342,299      1,402,299
2003                 60,000      1,357,699      1,417,699
2004                 60,000      1,342,699      1,402,699
Thereafter          785,000      9,947,311     10,732,311
               ------------------------------------------
              $   1,085,000  $  16,678,633  $  17,763,633
               ==========================================

Total rental expense was approximately $1,654,735 in 1999, $1,455,500 in 1998 and $975,300 in 1997 and included contingent rent of approximately $207,000 in 1999, $178,700 in 1998 and $30,700 in 1997. Rental expense for the related party leases was approximately $407,900 in 1999, $436,200 in 1998 and $282,000 in
1997.

7.  Redeemable Class A Member Units and Bank Line of Credit

As of December 31, 1998, Tumbleweed had a $7,500,000 line of credit with a bank for borrowing at the bank's prime rate plus 1/4%. Under a related assumption agreement, the Class A Members directly assumed the total liability on a pro rata basis until December 31, 1998 at which time Tumbleweed assumed the total liability of $6,990,348. Prior to Tumbleweed assuming this line of credit, the amounts borrowed under the line of credit were, in the first instance, obligations of the Class A Members and, accordingly, were accounted for as redeemable members' equity, and any interest and other related costs on the debt funded by Tumbleweed were accounted for as distributions to the Class A Members.

The $6,990,348 borrowed under the line of credit as of December 31, 1998 was repaid on January 5, 1999 out of the gross proceeds of $7,766,300 from the IPO (see Note 1). If an IPO had not occurred, any Class A Member had the right to sell to Tumbleweed their interest in Tumbleweed at any time after the fifth anniversary of the date that a Class A Member was admitted to Tumbleweed (generally 2000). The selling price was to be the sum of cash contributed by the Class A Member and an amount equal to an annual 30% internal rate of return on the Class A Member's cash contributions and pro rata assumed principal portion of the line of credit, taking into account all prior distributions to such Class A Member. The total Class A Members' interests which would have been required to be purchased by Tumbleweed in any one year was limited and would have been payable in equal installments over a five-year term, with interest. Redeemable members' equity in the accompanying consolidated balance sheet for the year ended December 31, 1998 includes the accretion of the annual 30% internal rate of return.

Through December 31, 1998, capital contributions by the Class A Members were limited to their initial cash contributions in 1995 which amounted to $7,034,375 and borrowings under the line of credit assumed by the Class A Members.

8.   Income Taxes

The components of the provision for income taxes for the year ended December 31, 1999 related to income before cumulative effect of a change in accounting principle consists of the following:

              Current - federal                                $     798,303
              Current - state                                         55,345
              Deferred                                               326,011
              Deferred taxes resulting from
                 a change in tax status                              639,623
                                                                ------------
                                                               $   1,819,282
                                                                ============

The provision for income taxes for the year ended December 31, 1999 on income before income taxes and cumulative effect of a change in accounting principle differs from the amount computed by applying the statutory federal income tax rate due to the following:

              U.S. federal income taxes at 34%                 $   1,145,956
              State income taxes, net of federal tax benefit          81,405
              FICA tax credit                                       (113,217)
              Deferred taxes resulting from change
               in tax status                                         639,623
              Other items                                             65,515
                                                                 -----------
              Effective income taxes                           $   1,819,282
                                                                 ===========

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 are as follows:


              Deferred tax assets:
                Book over tax amortization                     $      45,767
                Unearned revenue                                     200,429
                                                                 -----------
                  Total deferred tax assets                          246,196

              Deferred tax liabilities:
                Deferred expenses                                   (424,632)
                Tax over book depreciation                          (598,318)
                                                                 -----------
                  Total deferred tax liabilities                  (1,022,950)
                                                                 -----------
Net deferred tax liability                                      $    776,754
                                                                 ===========

Income tax payments amounted to approximately $800,000 in 1999.

9.   Related Party Transactions

On April 1, 1999, the Company purchased the land and building, including improvements, of the Springdale, Ohio restaurant from Keller, LLC (a limited liability company in which a director of the Company owns a substantial interest), the lessor of the property, for $1,625,000. The purchase was made for an amount substantially equal to the costs originally expended by Keller, LLC in the purchase of the land and construction of the improvements, which approximated the fair market value as determined by an independent appraisal. At the time of purchase, the Company entered into a modification agreement with a local bank to increase a line of credit and to place a mortgage on the land and building to secure the increased line of credit. At the time of the purchase, the Company's capital lease obligation to Keller, LLC was terminated. Prior to the purchase, the Company leased the Springdale, Ohio restaurant from Keller, LLC and during 1999 the Company paid rent totaling $46,700 to Keller, LLC.

On July 1, 1999, the Company purchased the land and building, including improvements, of the Bowling Green, Kentucky restaurant from Douglass Ventures (a Kentucky general partnership and stockholder of the Company in which a director of the Company is a general partner) and an unrelated third party, the co-lessors of the property, for $884,640. The purchase price was calculated in accordance with the lease agreement which approximated the fair market value as determined by an independent appraisal. At the time of the purchase, the Company's lease obligation was terminated. The purchase price was funded by cash reserves and funds drawn on the Company's line of credit. Prior to the purchase, the Company leased the Bowling Green, Kentucky restaurant from Douglass Ventures and during 1999 the Company paid rent totaling $26,000 to Douglass Ventures.

In February 1997, Tumbleweed acquired a 9.5% common member interest in T.M. Riders, LLC ("TM Riders") for a nominal amount. TM Riders operated limited service food court restaurants in shopping malls in the Louisville, Lexington and Cincinnati metropolitan areas and delivery units featuring takeout and home delivery of Mexican, Tex- Mex and grilled foods. In September 1998, the Company relinquished its interest in TM Riders. In 1999, TM Riders ceased operations, closed its delivery locations and sold its interests in the Tumbleweed food court operations to TW- Indiana, LLC, an existing franchisee of the Company in which a director of the Company is a member.

In February 1997, Tumbleweed invested a nominal amount in TW-Tennessee, LLC (TW-Tennessee), a newly formed Tennessee limited liability company, in exchange for a 9.5% common member interest. On September 30, 1998, Tumbleweed sold its interest in TW-Tennessee to certain members of TW-Tennessee for $25,000.
TW-Tennessee was organized to open and operate Tumbleweed full service restaurants as a franchisee of Tumbleweed.

The Company has guaranteed renewals of certain guaranteed indebtedness and any replacement indebtedness of TW- Tennessee, to the extent and in amounts not to exceed the amounts guaranteed as of September 30, 1998. As of December 31, 1999, the Company has guaranteed certain TW-Tennessee obligations as follows: a) up to $1,200,000 under a bank line of credit, b) approximately $2,800,000 of a lease financing agreement, and c) equipment leases with a bank totaling $831,500 jointly and severally with TW-Tennessee common members. During 1999, the landlord under the lease financing agreement declared TW-Tennessee to be in default, and accelerated the rent obligations under the leases. Negotiations are continuing between the landlord and the principals of TW-Tennessee regarding the restructuring of the lease obligations, and management of the Company believes that TW-Tennessee's default under the leases will not ultimately have a material adverse impact on the Company's financial position, results of operations or cash flows.

TW-Tennessee is governed and managed by a board, some members of which are also directors of the Company and investors in the Company. Certain of these individuals are also investors in TW-Tennessee.

Franchise fees and royalties recorded by the Company in relation to TM Riders and TW-Tennessee were $160,800, $225,600 and $79,000 in 1999, 1998 and 1997, respectively. The Company also provides management and accounting services for these entities for which fees are charged. Such management and accounting fees recorded in other revenues related to these entities totaled approximately $40,500, $104,000 and $57,600 in 1999, 1998 and 1997, respectively.

In August 1997, Tumbleweed, LLC entered into the International Agreement with Tumbleweed International LLC (International), a restaurant developer based in Brussels, Belgium. The International Agreement grants certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. International is a limited liability company owned by three corporations which are controlled by certain stockholders of the Company. In 1999, 1998 and 1997, International paid $18,700, $7,500 and $15,750, respectively, in fees to the Company under the International Agreement.

Two common stockholders, one of which is also a director of the Company, are members in TW-Indiana, LLC, which in April 1998 acquired the franchise rights to five full-service Tumbleweed restaurants in Indiana and Kentucky from a third party. Franchise royalties recorded by the Company in relation to this entity were $311,000 and $242,500 in 1999 and 1998, respectively.

In September 1998, Tumbleweed entered into an agreement to purchase the land and building, including improvements, located in Columbus, Ohio from West Broad Development LLC (a limited liability company in which a director and certain other stockholders of the Company own a substantial interest), the lessor of the property, under a capital lease obligation. The purchase price of $1,250,000 was at fair market value as determined by an independent appraisal. Tumbleweed, at the time of purchase, entered into an agreement with a bank modifying an existing promissory note on the land and building by increasing the principal amount to $1,000,000.

During 1999, the Company entered into management agreements with three companies who own Tumbleweed franchise restaurants with respect to three restaurant locations. The management agreements require the franchisees to pay certain fees to the Company in exchange for the Company providing operations management and accounting services to the franchisees. Certain directors and officers of the Company own substantial interests in these limited liability companies. Franchise fees and royalties and management and accounting fees recorded by the Company in 1999 in relation to these entities were $90,000 and $13,000, respectively.

10.  Stock Incentive Plan

In June 1998, the Company adopted a Stock Option and Incentive Compensation Plan (the "Plan"). The Plan provides for the granting of any of the following awards to eligible employees or directors of the Company and its subsidiaries: (i) employee stock options, including both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs") and options that do not qualify as ISOs; (ii) automatic grants of options to nonemployee directors;
(iii) stock appreciation rights; and (iv) restricted stock and performance stock awards. The Plan is intended to provide incentives and rewards for employees and directors to support the implementation of the Company's business plan and to align the interests of employees and directors with those of the Company's stockholders.

The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee is comprised of three independent directors, who are not current employees of the Company and who do not receive any remuneration from the Company in any capacity other than as a director. The Committee is authorized, among other things, to determine employees to whom grants of awards will be made and take such action as it deems necessary or advisable for the administration of the Plan.

The common stock subject to the Plan will be authorized but unissued shares or previously acquired shares. The number of shares of common stock available for grant of awards under the Plan equals the greater of 635,000 shares, or 10% of the number of shares of common stock outstanding from time to time, including 100,000 shares reserved for options automatically granted to nonemployee directors under the Plan.

At December 31, 1999, cumulative total options to purchase 565,441 shares of the Company's common stock had been granted to employees and directors of the Company at prices ranging from $5.50 to $10.00 per share which expire at various dates during 2009 with a contractual life of 10 years. Initial grants of options were made at a price equal to the initial public offering price of $10.00 per share . The exercise price of subsequent grants were equal to the market price at the time of the grant. There were no options issued or outstanding at December 31, 1998.

Stock options granted under the Plan will be exercisable for a term of not more than ten years, as determined by the Committee. The option grants are exercisable for 33% of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant and expire ten years from the date of grant.

Activity in the Plan during 1999 was:

                                                               Weighted
                                                               Average
                                                Shares      Exercise Price
                                                ------      --------------
      Granted                                  565,441        $   9.38
      Exercised                                      -               -
      Forfeited                                (32,775)          10.00
                                               -------
      Outstanding at December 31, 1999         532,666            9.34
                                               =======

The Company accounts for the Plan in accordance with APB 25, "Accounting for Stock Issued to Employees," as permitted by FAS 123, "Accounting and Disclosure of Stock-Based Compensation." The Company has not recognized compensation expense for stock options granted because the exercise price of the options equals the fair value of the underlying stock on the date of grant, which is the measurement date. If the alternative method of accounting for stock incentive plans prescribed by FAS 123 had been followed, the Company's net income and earnings per share for 1999 would have been reduced to the pro forma amounts shown in the following table. For purposes of these pro forma disclosures, the estimated fair value of the options is recognized as compensation expense over the options' vesting period. The weighted average fair value of options granted was determined using the Black-Scholes option pricing model with the indicated assumptions.


                                                                 1999
                                                                 ----
   Net income as reported                                    $ 1,210,140
   Pro forma net income                                          619,803
   Pro forma basic and diluted earnings per common share            0.11

The following assumptions were used: (1) risk-free interest rate of 6.50 %; (2) dividend yield of 0%; (3) expected life of 6.5 years; and (4) volatility of
 .655%. Results may vary depending on the assumptions applied within the model. The weighted average fair value per share of options granted was $6.31.

11.   Earnings  per Share

The following is a reconciliation of the Company's basic and diluted earnings per share in accordance with FAS 128, "Earnings per Share."


                                                         1999          1998           1997
                                                     -----------------------------------------
Numerator:
   Income before cumulative effect of a
    change in accounting principle                  $   1,551,175
   Cumulative effect of a change in accounting
     principle, net of tax                               (341,035)
                                                     ------------
   Net income                                       $   1,210,140
                                                     ============
Pro forma income data (unaudited):
   Pro forma income before cumulative effect
    of a change in accounting principle             $   2,190,798  $  1,269,717   $  1,114,015
   Cumulative effect of a change in accounting
    principle, net of tax                                (341,035)       -              -
                                                     -----------------------------------------
   Pro forma net income                             $   1,849,763  $  1,269,717   $  1,114,015
                                                     =========================================
Denominator (1):
   Weighted average shares outstanding                  5,881,630     5,105,000      5,105,000
   Effect of dilutive securities:
     Director and employee stock options                      565        -              -
                                                     -----------------------------------------
   Denominator for diluted earnings per
     share - adjusted weighted
     average and assumed conversions                    5,882,195     5,105,000      5,105,000
                                                     =========================================

(1) Actual and pro forma for 1999 and pr forma for 1998 and 1997.


12.   Segment Information

The  Company  has  three  reportable  segments:   restaurants,   commissary  and
corporate. The restaurant segment consists of the operations of all Company-owned restaurants and derives its revenues from the sale of food products to the general public. The commissary segment derives its revenues from the sale of food products to Company-owned and franchised restaurants. The corporate segment derives revenues from sales of franchise rights, franchise royalties and related services used in restaurant operations, and contains the selling, general and administrative activities of the Company.

Generally, the Company evaluates performance and allocates resources based on pre-tax income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Segment information for the years ended December 31 is as follows:

1999:

                                             Restaurant        Commissary        Corporate         Totals
                                            -------------    --------------    -------------   --------------
Revenues from external customers            $  48,578,123  $      1,168,836  $     1,597,928  $    51,344,887
Intersegment revenues                             -               2,727,283          -              2,727,283
General and administrative expenses               -                -               3,728,329        3,728,329
Advertising expenses                              -                -               1,253,392        1,253,392
Depreciation and amortization                   1,450,288           118,752          235,717        1,804,757
Net interest expense                                    -           172,900          956,006        1,128,906
Income before income taxes
   and cumulative effect of a change
   in accounting principle                      7,338,467            93,911       (4,061,921)       3,370,457
Fixed assets                                   28,160,697         1,147,975          838,887       30,147,559
Expenditures for long-lived assets              6,312,460           237,175          365,909        6,915,544


1998:

                                             Restaurant        Commissary        Corporate         Totals
                                            -------------    --------------    -------------   --------------

Revenues from external customers           $   40,490,933  $      1,041,266  $     1,275,445  $    42,807,644
Intersegment revenues                                   -         2,429,620                -        2,429,620
General and administrative expenses                     -                 -        3,098,228        3,098,228
Advertising expenses                                    -                 -        1,052,075        1,052,075
Depreciation and amortization                   1,107,301           116,446          218,264        1,442,011
Net interest expense                                    -           161,700          708,012          869,712
Income before income taxes                      5,853,334           173,361       (4,073,285)       1,953,410
Fixed assets                                   23,341,248         1,004,373          575,176       24,920,797
Expenditures for long-lived assets              6,733,972            26,388          123,461        6,883,821

1997:

                                             Restaurant        Commissary        Corporate         Totals
                                            -------------    --------------    -------------   --------------
Revenues from external customers           $   27,891,128  $      1,007,011  $       928,110  $    29,826,249
Intersegment revenues                             -               2,349,693          -              2,349,693
General and administrative expenses               -                -               2,420,319        2,420,319
Advertising expenses                              -                -                 631,421          631,421
Depreciation and amortization                     683,266           108,004          180,593          971,863
Net interest expense                                    -            85,957          342,641          428,598
Income before income taxes                      4,351,013           203,458       (2,840,560)       1,713,911
Fixed assets                                   17,851,495         1,069,434          409,203       19,330,132
Expenditures for long-lived assets              4,847,429           126,493           98,696        5,072,618

13.   Subsequent Event

On January 14, 2000, the Board of Directors approved the repurchase from time to time of up to $500,000 of the Company's Common Stock. Purchases may be made in the open market as well as by private transaction at times and prices considered appropriate by the Company, subject to applicable rules and regulations. The purchases will be funded by cash reserves. Subsequently, the Company has repurchased 17,700 shares at a total cost of $101,851.

14.   Selected Quarterly Data

The following is a summary of certain unaudited quarterly results of operations for the years ended December 31, 1999 and 1998.

1999:

                                                  First         Second         Third          Fourth
                                                 Quarter        Quarter       Quarter        Quarter         Total
                                                 -------        -------       -------        -------         -----

Total revenues                               $   11,959,369 $   13,269,554 $  13,525,876  $  12,590,088  $  51,344,887
Income from operations                              865,307      1,320,625     1,309,703      1,003,728      4,499,363
Income (loss) before cumulative effect of a
   change in accounting principle                 (237,296)        678,888       660,533        449,050      1,551,175
Net income (loss)                                 (578,331)        678,888       660,533        449,050      1,210,140
Basic and diluted earnings per share:
   Income before cumulative effect of a
     change in accounting principle                  (0.04)           0.12          0.11           0.08           0.27
   Net income                                        (0.10)           0.12          0.11           0.08           0.21
Pro forma income before cumulative
   effect of a change in accounting
   principle                                        402,327        678,888       660,533        449,050      2,190,798
Pro forma net income                                  61,292       678,888       660,533        449,050      1,849,763
Pro forma basic and diluted earnings
   per share:
   Pro forma income before cumulative
     effect of a change in accounting
     principle                                         0.07           0.12          0.11           0.08           0.37
   Pro forma net income                                0.01           0.12          0.11           0.08           0.31

1998:

                                                  First         Second         Third          Fourth
                                                 Quarter        Quarter       Quarter        Quarter         Total

Total revenues                               $    8,907,876 $   10,777,335 $  11,105,504  $  12,016,929  $  42,807,644
Income from operations                              484,009        828,660       839,197        671,256      2,823,122
Income before cumulative effect of a
   change in accounting principle                   342,147        591,293       613,050        406,920      1,953,410
Net income                                          342,147        591,293       613,050        406,920      1,953,410
Pro forma income before cumulative
   effect of a change in accounting
   principle                                        222,396        384,340       398,482        264,499      1,269,717
Pro forma net income                                222,396        384,340       398,482        264,499      1,269,717
Pro forma basic and diluted earnings per share:
   Pro forma income before cumulative
     effect of a change in accounting
     principle                                         0.04           0.08          0.08           0.05           0.25
   Pro forma net income                                0.04           0.08          0.08           0.05           0.25

15.  Contingencies

See Note 9, Related Party Transactions, regarding certain guarantees the Company has made in connection with TW- Tennessee.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 27th day of April 2000.


                                              TUMBLEWEED, INC.

                                              By:      /s/ John A. Butorac, Jr.
                                                       ------------------------
                                                       John A. Butorac, Jr.
                                                       President


         In accordance with the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 27th day of April 2000.

         Signature                         Title                       Date
         ---------                         -----                       ----

    /s/    John A. Butorac, Jr.   President, Chief Executive      April 27, 2000
 ------------------------------   Officer and Director
           John A. Butorac, Jr.

   /s/     James M. Mulrooney     Executive Vice President,       April 27, 2000
-------------------------------   Chief Financial Officer and
           James M. Mulrooney     Director (Principal Financial
                                  and Accounting Officer)


                    *             Director                        April 27, 2000
--------------------------------
         David M. Roth

                    *             Director                        April 27, 2000
--------------------------------
         Minx Auerbach

                    *             Director                        April 27, 2000
--------------------------------
         Lewis Bass

                    *             Director                        April 27, 2000
--------------------------------
         Roger Drury

                    *             Director                        April 27, 2000
--------------------------------
         George Keller

                    *             Director                        April 27, 2000
--------------------------------
         Terrance A. Smith

*/s/ John A. Butorac, Jr.
-------------------------
John A.  Butorac,  Jr.,  as  attorney-in-fact
for the  above-named  individuals pursuant  to
the power of  attorney  previously  filed as
Exhibit  24.1 to this Registration Statement.